Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

NABI BIOPHARMACEUTICALS,

BIOTEST PHARMACEUTICALS CORPORATION

and

BIOTEST AG

Dated as of September 11, 2007

i

4.20	Accounts Receivable.	30
4.21	Absence of Certain Changes.	30
4.22	Brokers, Etc.	31
4.23	Insurance.	31
4.24	Compensation and Status of Employees.	32
4.25	Customers and Suppliers.	33
4.26	FDA Approval of the Boca Raton Facility.	33
4.27	Product Regulatory Status.	34
4.28	Return Policy.	34
4.29	Disclaimer.	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		35

5.1	Organization.	35
5.2	Due Authorization.	35
5.3	No Conflicts; Enforceability.	35
5.4	Litigation.	36
5.5	Consents.	36
5.6	Financing.	36
5.7	Government Authorizations.	36
5.8	Brokers, Etc.	37
5.9	Independent Investigation.	37

ARTICLE VI COVENANTS PRIOR TO CLOSING		37

6.1	Access to Information.	37
6.2	Conduct of the Biologics SBU.	37
6.3	Required Notices, Approvals and Consents.	40
6.4	HSR Act; Other Antitrust Laws.	40
6.5	Proxy Statement; Seller Stockholders’ Meeting.	41
6.6	No Solicitation; Acquisition Proposals.	42
6.7	Transition Activities.	43
6.8	Notifications; Updated Schedules.	45
6.9	Further Assurances; Further Documents.	46
6.10	Inventory.	47
6.11	Buyer Financing.	47

ARTICLE VII CONDITIONS TO CLOSING		47

7.1	Conditions Precedent to Obligations of Buyer and Seller.	47
7.2	Conditions Precedent to Buyer’s Obligations.	47
7.3	Conditions Precedent to Seller’s Obligations.	48

ARTICLE VIII ADDITIONAL COVENANTS		49

8.1	Confidentiality; Publicity.	49
8.2	Availability of Records.	49
8.3	Use of Trade or Service Marks; Name Change.	50

8.4	Notification of Customers.	50
8.5	Products Returns, Rebate Charges and Wholesaler Charges.	51
8.6	Accounts Receivable.	51
8.7	Regulatory Matters.	52
8.8	Website Information.	53
8.9	Tax Matters.	53
8.10	Insurance.	54
8.11	Right of First Negotiation and First Refusal.	54

ARTICLE IX EMPLOYEE MATTERS		54

9.1	Employee Transfer.	54
9.2	Benefits.	55
9.3	Employee Information.	56

ARTICLE X TERMINATION AND SURVIVAL		56

10.1	Termination.	56
10.2	Procedure and Effect of Termination.	58

ARTICLE XI INDEMNIFICATION		59

11.1	Survival of Representations, Warranties and Covenants.	59
11.2	Indemnification by Seller.	59
11.3	Indemnification by Buyer.	60
11.4	Recoupment Against Escrow Agreement.	61
11.5	Calculation of Losses; Treatment of Indemnification Payments.	61
11.6	Termination of Indemnification.	62
11.7	Procedures.	62
11.8	Sole Remedy; No Additional Representations.	64
11.9	Limitations on Liability.	64

ARTICLE XII MISCELLANEOUS		64

12.1	Assignment; Binding Effect.	64
12.2	Expenses.	65
12.3	Notices.	65
12.4	Severability.	66
12.5	Entire Agreement.	66
12.6	No Third-Party Beneficiaries.	66
12.7	Waiver.	67
12.8	Governing Law; Arbitration.	67
12.9	Injunctive Relief.	67
12.10	Headings.	68
12.11	Counterparts.	68
12.12	Construction.	68
12.13	Parent Guaranty.	68

ANNEX AND EXHIBITS

Annex 1.1	Definitions

Exhibit 1.1(a)	Assignment and Assumption Agreement
Exhibit 1.1(b)	Assignment of BSBU Intellectual Property
Exhibit 1.1(c)	Bill of Sale
Exhibit 1.1(d)	Buyer Registration Transfer Letter
Exhibit 1.1(e)	Seller Registration Transfer Letter
Exhibit 6.7(b)	Transition Services Agreement
Exhibit 6.7(c)	Contract Manufacturing Agreement
Exhibit 8.3(b)	Trademark License Agreement
Exhibit 8.11	Right of First Refusal Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 11, 2007 (the “Execution Date”), is entered into by and among Nabi Biopharmaceuticals, a Delaware corporation (“Seller”), Biotest Pharmaceuticals Corporation, a Delaware corporation (“Buyer”), and Biotest AG, a company organized under the laws of Germany (“Parent”). Each of Seller, Buyer and Parent are sometimes referred to herein, individually, as “Parties” and, collectively, as the “Parties.” All capitalized terms used herein shall have the meanings specified in Annex 1.1 or elsewhere in this Agreement, as applicable.

RECITALS

WHEREAS, Seller owns certain assets relating to, used in or necessary for the development, manufacture, distribution, marketing and sale of biologics Products, and that together comprise the Biologics Strategic Business Unit (the “Biologics SBU”) and certain other assets of Seller as described herein; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets to Buyer, and Buyer wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings set forth in Annex 1.1.

1.2 Other Definitional Provisions.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.

(d) Words of one gender include the other gender.

(e) References to a Person are also to its successors and permitted assigns.

(f) The term “dollars” and “$” means United States dollars.

(g) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

(h) The phrase “delivered to Buyer” means either delivery to Buyer in paper or electronic form or by posting of the applicable material in the Data Room.

(i) The phrases “arise after the Effective Time” and “arising after the Effective Time” mean “in respect of facts, circumstances or events occurring after the Effective Time.”

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to Seller by Buyer, Seller will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances other than the Permitted Encumbrances, and Buyer will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the following Assets:

(a) all Assets of Seller relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the Assigned Contracts, the Inventory, the BSBU Prepaid Expenses, the BSBU Goodwill, the BSBU Licenses, the Registrations, the Promotional Materials, the Applicable Permits, the BSBU Equipment, the BSBU Personal Property Leases, the BSBU Records, the BSBU Intellectual Property, the Facilities, the Centers, the BSBU Real Property and the BSBU Real Property Leases;

(b) the Corporate Shared Services Assets;

(c) the vacant real property located at 5800 Park of Commerce Boulevard NW, Boca Raton, Florida, with parcel number 06434706030140000;

(d) any refund or credit of Taxes attributable to any Assumed Tax Liability; and

(e) (i) the Buyer Shared Use Assets not split or segregated pursuant to Section 6.7(d), (ii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Buyer Shared Use Asset agreed to by the Parties to be owned or held by Buyer after the Effective Time, and (iii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Seller Shared Use Asset agreed by the Parties to be owned or held by Buyer after the Effective Time;

(collectively, the “Purchased Assets”), including (x) all goodwill relating thereto, (y) all rights in and to all warranties, guarantees, indemnities, causes of action and similar rights with respect to Claims (A) relating to Assumed Liabilities or (B) except as provided in Section 2.2(h), related to Purchased Assets, whether known or unknown, contingent or noncontingent, in each case, wherever located or by whomever possessed; but not including the Excluded Assets.

2.2 Excluded Assets. Notwithstanding Section 2.1, the Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering or assigning to Buyer any rights whatsoever to those Assets described below or specifically listed on Schedule 2.2 (collectively, the “Excluded Assets”), in each case, wherever located or by whomever possessed, and Buyer is not purchasing, taking delivery of or acquiring from or through Seller any rights whatsoever in or to the Excluded Assets from Seller, which shall include the following Assets:

(a) all Assets of Seller not relating to, used in, or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, other than as described in Sections 2.1(b), 2.1(c) and 2.1(e), including the Excluded Real Property and the Excluded Products;

(b) the Excluded Corporate Shared Services Assets;

(c) the Excluded Intellectual Property, other than the rights to use certain Seller Marks for the transition period pursuant to the provisions of Sections 6.7(a), 8.3 and 8.5;

(d) all cash, cash equivalents, accounts, securities, notes receivable and chattel paper of Seller or any of its Affiliates;

(e) all Accounts Receivable arising before the Effective Time (except Accounts Receivable, if any, for work in progress, partially billed products, or open purchase orders relating to the Products or the Biologics SBU);

(f) any refund or credit of Taxes attributable to any Excluded Tax Liability;

(g) all insurance policies of Seller;

(h) all rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability;

(i) all rights of Seller or any of its Affiliates under this Agreement and the Other Agreements;

(j) all rights, claims and credits of Seller or any of its Affiliates arising under, in connection with, or relating to the PhosLo APA or the “PhosLo Business” as defined therein, or the Inhibitex Arbitration;

(k) all Retained Information;

(l) all tax attributes, tax credits and tax refunds of Seller, whether or not attributable to ownership of the Purchased Assets; and

(m) (i) the Seller Shared Use Assets not split or segregated pursuant to Section 6.7(d), (ii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Seller Shared Use Asset agreed by the Parties to be owned or held by Seller after the Effective Time, and (iii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Buyer Shared Use Asset agreed by the Parties to be owned or held by Seller after the Effective Time.

2.3 Assumed Liabilities. As of the Effective Time, on the terms and subject to the conditions hereof, and as additional consideration for the Purchased Assets, Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities of Seller relating to the Biologics SBU and the Purchased Assets as set forth below or specifically identified and described in Schedule 2.3 (collectively, the “Assumed Liabilities”):

(a) any Liability under any open purchase orders for (i) Products or (ii) services related to Purchased Assets, in each case as of the Effective Time, and any Liability, only to the extent arising after the Effective Time, under any Assigned Contract, including any Assigned Contract that was entered into by Seller on or after the Execution Date in accordance with the terms of this Agreement, excluding any Liability arising out of any breach thereof occurring prior to the Effective Time;

(b) all Liabilities in respect of Hired Employees and beneficiaries of Hired Employees only to the extent arising after the Effective Time, except as otherwise provided in Article IX to be retained by Seller;

(c) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the Biologics SBU or any Product only to the extent such Liabilities (i) relate to Products sold by Buyer after the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products before the Effective Time by or on behalf of Seller;

(d) all Liabilities arising out of or relating to the ownership of the Registrations with respect to the Biologics SBU or any Product, including the responsibility for all product complaints, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections, only to the extent such Liabilities (i) relate to Products sold by Buyer after the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including, all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products before the Effective Time by or on behalf of Seller;

(e) all Liabilities arising out of or relating to the return (i) any Products sold by Buyer after the Effective Time (to the extent reasonably determinable) or (ii) Crossover Products returned in accordance with the Return Policy as in effect at the Effective Time, though any such returns outstanding as of, or received by Buyer following, the Effective Time will be processed by, or at the direction of, Buyer; provided, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products before the Effective Time by or on behalf of Seller;

(f) except for Medicaid Rebate Charges, all Liabilities for Rebate Charges and Wholesaler Charges (i) requested on or after the date one hundred twenty (120) days following the Closing Date, or (ii) if the aggregate amount of such Rebate Charges and Wholesaler Charges requested within such one hundred twenty (120) day period exceeds the Rebate and Wholesaler Charges Reserve, the amount by which such requested Rebate and Wholesaler Charges exceed such Rebate and Wholesaler Charges Reserve;

(g) all Liabilities for Medicaid Rebate Charges (i) requested on or after the date two hundred seventy (270) days following the Closing Date, or (ii) if the aggregate amount of such Medicaid Rebate Charges requested within such two hundred seventy (270) day period exceeds the Medicaid Rebate Charges Reserve, the amount by which such requested Medicaid Rebate Charges exceed such Medicaid Rebate Charges Reserve;

(h) all Liabilities for Taxes imposed with respect to the Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date (“Assumed Tax Liabilities”); provided, however, that this Section 2.3(h) is qualified by the provisions of Section 8.9; and

(i) other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to the Purchased Assets, or the ownership, sale or lease of any of the Purchased Assets, or the marketing, sale or distribution of Products, or the conduct of the Biologics SBU, but in each case, only to the extent such Liabilities arise after the Effective Time, and excluding any Liability arising out of or in connection with Seller’s breach of any covenant of this Agreement.

Buyer shall not assume, and Seller shall retain as an Excluded Liability to the extent provided below, any Liability arising after the Effective Time from a breach by Seller prior to the Effective Time of an Assigned Contract or non-compliance by Seller prior to the Effective Time with any Applicable Laws (1) if such breach or non-compliance continues after the Effective Time and (2) to the extent that such breach or non-compliance would constitute a breach of a representation or warranty of Seller made pursuant to Article IV; provided that, upon discovery by Buyer, or notification of Buyer by Seller, of any such breach or non-compliance, (A) Buyer shall use commercially reasonable efforts to mitigate any Liability related to such breach or non-compliance, including using commercially reasonable efforts to cure any such breach or non-compliance upon discovery or notice, and (B)(x) any such Liability, to the extent mitigable and continuing uncured after such discovery or notice, or (y) any such Liability, to the extent continuing after March 31, 2009, if no claim has been asserted by Buyer by such date relating to such Liability, in each case, shall not constitute an Excluded Liability.

For the avoidance of doubt, nothing in this Section 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Buyer as they may occur and/or exist after the Effective Time by virtue of Buyer’s ownership and/or operation of the Purchased Assets after the Effective Time.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Seller shall retain and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility or liability for, any of Seller’s Liabilities, whether or not related to the Biologics SBU or the Purchased Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, and whether or not accrued, not defined as Assumed Liabilities pursuant to Section 2.3 including the following Liabilities (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or related to the Excluded Assets;

(b) Seller’s obligations under this Agreement;

(c) any Liability of Seller or any of its Affiliates for the Accounts Payable;

(d) any Liabilities under Seller Plans;

(e) except for any Liability under any open purchase orders for (i) Products or (ii) services related to Purchased Assets, in each case as of the Effective Time (which constitute an Assumed Liability under Section 2.3(a)), any Liability, to the extent arising prior to the Effective Time, under any Assigned Contract, including any Assigned Contract that was entered into by Seller on or after the Execution Date in accordance with the terms of this Agreement;

(f) all Liabilities in respect of BSBU Employees and beneficiaries of BSBU Employees, except for the Assumed Liabilities set forth in Section 2.3(b);

(g) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the Biologics SBU or any Product, to the extent such Liabilities (i) relate to Products sold by Seller prior to the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products after the Effective Time by or on behalf of Buyer;

(h) all Liabilities arising out of or relating to the ownership of the Registrations with respect to the Biologics SBU or any Product, including the responsibility for all product complaints, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections with respect to the Biologics SBU or any Products, to the extent such Liabilities (i) relate to Products sold by Seller prior to the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including, all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products after the Effective Time by or on behalf of Buyer;

(i) all Liabilities arising out of or relating to the return of (i) any Products sold by Seller prior to the Effective Time (to the extent reasonably determinable) or (ii) Crossover Products, and in each case returned in accordance with the Return Policy as in effect at the Effective Time, though any such returns outstanding as of, or received by Buyer following, the Effective Time will be processed by, or at the direction of, Buyer; provided, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products after the Effective Time by or on behalf of Buyer;

(j) except for Medicaid Rebate Charges, all Liabilities for Rebate Charges and Wholesaler Charges (i) requested prior to the date one hundred twenty (120) days following the Closing Date, and (ii) in an aggregate amount less than or equal to the Rebate and Wholesaler Charges Reserve;

(k) all Liabilities for Medicaid Rebate Charges (i) requested prior to the date two hundred seventy (270) days following the Closing Date, and (ii) in an aggregate amount less than the Medicaid Rebate Charges Reserve;

(l) all Liabilities for Taxes imposed with respect to the Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for any taxable period, or portion thereof, ending on or before the Closing Date (“Excluded Tax Liabilities”); provided, however, that this Section 2.4(l) is qualified by the provisions of Section 8.9;

(m) except to the extent otherwise provided in Sections 2.3(c) or 2.3(d), all Liabilities of Seller or any predecessor arising under Environmental, Safety and Health Laws, to the extent resulting from, caused by or arising out of, the operations of the Biologics SBU at any time prior to the Effective Time, or Seller’s ownership, operation or lease of any properties or Assets relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products at any time prior to the Effective Time; and

(n) all other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, not defined as Assumed Liabilities pursuant to Section 2.3.

2.5 Consent of Third Parties. As of the Effective Time, Seller shall assign to Buyer, and Buyer will assume, the Assigned Contracts to the extent provided in this Agreement, in each case to the extent permitted by, and in accordance with, applicable Law. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Effective Time, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract if an attempted assignment without any such consent would constitute a breach or violation thereof.

In order, however, to seek to provide Buyer the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, Seller and Buyer shall cooperate, in all reasonable respects, to obtain any remaining necessary consents to the assignment of any Assigned Contracts; provided, however, that neither Party shall be required to make any material payments or agree to any material undertakings in connection therewith, and (ii) until the earliest of: (A) the date all such consents are obtained, (B) the date all such Assigned Contracts expire or are terminated, or (C) the date which is three (3) months from the Closing Date, Seller and Buyer shall cooperate, in all reasonable respects, to provide to Buyer the benefits under the Assigned Contracts (with Buyer being entitled to all the gains and subject to, and responsible for, all Losses, Taxes and Liabilities thereunder). In connection with this Section 2.5, if reasonably requested by Buyer, Seller shall use commercially reasonable efforts to seek to enforce for the benefit of Buyer all reasonable claims or rights of Seller arising under the applicable Assigned Contracts; provided, however, (Y) Buyer shall indemnify Seller and its Affiliates for any and all Losses arising in connection with any Action by a third party arising from, in connection with, or otherwise with respect to actions taken or failed to be taken by Seller at Buyer’s request pursuant to this Section 2.5 and (Z) Buyer shall reimburse Seller for all reasonable and documented out-of-pocket expenses actually incurred by Seller arising from, in connection with, or otherwise with respect to actions taken by Seller at Buyer’s request pursuant to this Section 2.5. Buyer shall perform and comply with, at Buyer’s cost, all of Seller’s obligations under the Assigned Contracts as if Buyer was Seller thereunder.

2.6 Purchase Price; Escrow.

(a) In addition to any other amounts due hereunder, in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets under Article II, Buyer shall, upon the Closing, assume the Assumed Liabilities and pay to Seller One Hundred Eighty Five Million Dollars ($185,000,000), subject to adjustment as provided in subsections (c) and (d) below and Section 2.8 (the “Purchase Price”), as follows: (i) One Hundred Seventy Five Million Dollars ($175,000,000) by wire transfer of immediately available funds to the Seller Account and (ii) Ten Million Dollars ($10,000,000) to the Escrow Account, as set forth in Section 2.6(b).

(b) At the Closing, Buyer shall deposit Ten Million Dollars ($10,000,000) (the “Escrow Amount”) into an escrow account (the “Escrow Account”) with an escrow agent that is a nationally recognized U.S. bank mutually agreed to by the Parties (the “Escrow Agent”), to be held and distributed pursuant to the terms and conditions of an Escrow Agreement, dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent, in a form to be negotiated in good faith and mutually agreed by the Parties (the “Escrow Agreement”); provided, that any portion of the Escrow Amount not distributed pursuant to the terms and conditions of the Escrow Agreement prior to April 15, 2009, less the amount of any then-unresolved claims for indemnity previously asserted in writing by Buyer against Seller (which assertion sets forth such claims in reasonable detail), shall be released to Seller on such date. The Escrow Amount shall be used to satisfy (i) indemnification obligations of Seller under Article XI of this Agreement, and (ii) any payment obligations of Seller under the Purchase Price adjustments set forth in Section 2.8; but in no way shall the Escrow Amount be interpreted to limit the amount of, or provide a cap to, such indemnification obligation or Purchase Price adjustments.

(c) As part of the Closing, all real and personal property taxes, rents, business, license or other prepaid fees (including PDUFA fees paid to the FDA) and utility and other charges with respect to Purchased Assets shall be prorated as of the Effective Time. Such prorations shall be based on the most recent financial information available to Seller as of the Closing Date. Seller shall be responsible for all such expenses and charges allocable to all times up to the Effective Time and Buyer shall be responsible for all such expenses and charges allocable to all times after the Effective Time. Seller shall provide to Buyer at least three (3) business days prior to the Closing Date a schedule describing in reasonable detail all such prorated amounts relating to any Purchase Price adjustment. Buyer and Seller shall determine in good faith an appropriate adjustment to the Purchase Price in the amount of the proration allocated to Buyer described in the prior sentence.

(d) Also as part of the Closing, the Purchase Price shall be increased by the amount of any BSBU Prepaid Expenses and by the amount of any credit memoranda or positive balances with vendors under Assigned Contracts. Seller shall provide to Buyer at least three (3) days prior to the Closing Date a schedule describing in reasonable detail all such BSBU Prepaid Expenses, credit memoranda and balances with vendors relating to any Purchase Price adjustment.

2.7 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller and that those Accounts Receivable primarily relating to the Biologics SBU and the Products shall be collected by Buyer or its Affiliates on behalf of Seller subsequent to the Closing in accordance with the terms and conditions of Section 8.6 and the Transition Services Agreement.

2.8 Inventory.

(a) At the Effective Time, the Inventory delivered to Buyer as part of the Purchased Assets shall include at least the following (the “Minimum Inventory”):

(i) Nabi-HB WIP. 10,000 net grams of usable Nabi-HB in work-in-process form (“Nabi-HB WIP”) which shall consist of units of Nabi-HB for which manufacturing has been initiated, but which have not yet been finally packaged and labeled for sale. By way of clarification, the Nabi-HB WIP includes all units at various stages of manufacturing beyond raw material, including final bulk.

(ii) Nabi-HB Finished Goods. 6,000 net grams of usable Nabi-HB in finished goods form (“Nabi-HB Finished Goods”), which shall consist of units of Nabi-HB that have been formulated, filled and packaged.

(iii) Specialty Plasma. 50,000 liters of specialty (hyperimmune) plasma (“Specialty Plasma”). Specialty Plasma includes all plasma that is not Normal Plasma.

(iv) Normal Plasma. 30,000 liters of normal (non-specialty) plasma (“Normal Plasma,” and together with the Specialty Plasma, the “Plasma”).

The classification of Inventory as Nabi-HB WIP, Nabi-HB Finished Goods, Specialty Plasma and Normal Plasma for purposes of the Minimum Inventory described above shall be determined on a basis consistent with Nabi’s historical practices with respect to classification of Inventory.

(b) Closing Inventory Statement. Two (2) business days prior to the proposed Closing Date, Seller shall prepare and deliver to Buyer, a statement setting forth Seller’s reasonable good faith estimate of Seller’s Inventory, in units, in each of the categories described in Sections 2.8(a)(i) through (iv) above (the “Minimum Inventory Categories”) as of the Effective Time (the “Closing Inventory” and “Closing Inventory Statement,” respectively).

(c) Closing Inventory Audit. Buyer may, at its sole cost and expense, on or after the Closing Date, cause its auditors to audit the Closing Inventory Statement by performing a physical inspection of the Inventory delivered by Seller at the Closing. In the event Buyer believes the Closing Inventory Statement is incorrect, Buyer shall notify Seller in writing of its objections within sixty (60) days after the Closing Date and shall set forth in such notice (the “Inventory Notice”), in writing and in reasonable detail: (i) the reasons for Buyer’s objections; (ii) the units of each Minimum Inventory Category in dispute described with reasonable specificity; and (iii) the basis for the calculation of any such unit discrepancies. To the extent Buyer does not submit an Inventory Notice as required and within such sixty (60) day period, Buyer shall be deemed to have accepted such Closing Inventory Statement. The Parties shall endeavor, and shall, if requested, cause their respective accountants to endeavor, in good faith to resolve any dispute regarding the Closing Inventory Statement within sixty (60) days after Seller’s receipt of Buyer’s Inventory Notice.

(d) Resolution of Inventory Disputes. If the Parties are unable to resolve the disputed matters within such sixty (60) day period, the Parties shall jointly select a nationally recognized independent accounting firm (which firm shall not be the then-regular auditors of either Party) to resolve the matters in dispute (in a manner consistent with this Section 2.8 and consistent with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Parties. The Parties shall furnish to such accounting firm upon its reasonable request, the books, records and Documents used in preparing the Closing Inventory Statement or the Inventory Notice, as the case may be. The fees and disbursements of the independent accounting firm selected pursuant to Section 2.8(d) shall be allocated to Buyer in the same proportion as (i) the aggregate amount of such remaining disputed items so submitted to such accounting firm that is unsuccessfully disputed by Buyer (as finally determined by such accounting firm) bears to (ii) the total amount of the disputed items so submitted, and the balance shall be paid by Seller.

(e) Inventory Shortfall. If the Closing Inventory (as finally determined following any dispute resolution process initiated under Section 2.8(d)) is less than the Minimum Inventory specified in any Minimum Inventory Category, then Seller shall pay to Buyer the Inventory Shortfall (as defined below) ten (10) Business Days following the final determination of the Closing Inventory hereunder. The “Inventory Shortfall” shall mean the aggregate total of (i) the actual unit shortfall, if any, in each Minimum Inventory Category (i.e., Closing

Inventory compared to Minimum Inventory) times (ii) the book value of each such unit calculated in accordance with GAAP as consistently applied by Seller.

2.9 Purchase Price Allocation. (a) Subject to the adjustments described in Section 2.8, the Purchase Price plus any assumed Liabilities that are required to be treated as part of the Purchase Price for federal income tax purposes shall be allocated among the Purchased Assets and the goodwill and going concern value of the Biologics SBU, as set forth on Schedule 2.9 (the “Allocation Schedule”); and

(b) Within thirty (30) days after the final determination of the Closing Inventory Statement (as finally determined following any dispute resolution process initiated under Section 2.8), Seller shall prepare and deliver to Buyer, an amended Allocation Schedule (the “Final Allocation”) that reflects (i) any adjustments to the Purchase Price made pursuant to Section 2.8, which shall be allocated among the Purchased Assets, and (ii) any adjustments in the allocation of the Assumed Liabilities among the Purchased Assets reasonably necessary to reflect changes in the Purchased Assets between the date hereof and the Closing Date. In the event Buyer believes the proposed Final Allocation as delivered by Seller is incorrect, Buyer shall notify Seller in writing of its objections within twenty (20) days after receipt of the proposed Final Allocation and shall set forth, in writing and in reasonable detail: (i) the reasons for Buyer’s objections; (ii) the items in dispute described with reasonable specificity; and (iii) the amount in dispute and the basis for the calculation of such amount. To the extent Buyer does not object in writing and in reasonable detail as required and within such twenty (20) day period to the proposed Final Allocation as delivered by Seller, Buyer shall be deemed to have accepted such proposed Final Allocation, and such proposed Final Allocation shall be deemed the finally determined Final Allocation. The Parties shall endeavor, and shall, if requested, cause their respective accountants to endeavor, in good faith to resolve any dispute regarding the proposed Final Allocation within thirty (30) days after Seller’s receipt of Buyer’s notice of objections. If the Parties are unable to resolve the disputed matters within such thirty (30) day period, the Parties shall select a nationally known independent accounting firm (which firm shall not be the then-regular auditors of either Party) to resolve the matters in dispute (in a manner consistent with this Section 2.9 and consistent with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Parties.

(c) In accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, Buyer and Seller agree, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, to be bound by the Final Allocation, to file all Tax Returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594) in accordance with the Final Allocation, and not to take any position inconsistent with the Final Allocation in the course of any audit, examination, other administrative or judicial proceeding.

2.10 No Set-Off. Except for amounts deposited by Buyer in the Escrow Account, no Party shall have the right to set off any amount to which such Party is entitled hereunder for indemnification or otherwise against any payment such Party is required to make hereunder or under any Other Agreement.

2.11 Risk of Loss. Until the Effective Time, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Purchased Assets shall be transferred to Buyer. After the Effective Time, Buyer shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

ARTICLE III

CLOSING

3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be specified by the Parties, such date (the “Closing Date”) to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII at the offices of Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. The Closing shall be deemed to have occurred at 12:01 a.m. Washington, DC time on the Closing Date (the “Effective Time”).

3.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Seller’s Actions and Deliveries. Simultaneous with Buyer’s actions and deliveries hereunder, Seller shall deliver or cause to be delivered to Buyer the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Buyer:

(i) Documents of Title. Duly executed warranty deeds, bills of sale, assignments of copyrights, trademarks or patents and all other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Buyer and to vest in Buyer good and marketable title to the Purchased Assets (in recordable form, where appropriate), including certificates of title or origin (or like documents) with respect to all vehicles and other Equipment included in the Purchased Assets for which a certificate of title or origin is required in order for title thereto to be transferred to Buyer.

(ii) Other Agreements. Executed counterparts of each of the Other Agreements to which it is a party.

(iii) Registration Transfer Documents. All such filings and submissions of Seller to the FDA or any other Governmental Authority, duly executed by Seller, as are necessary to transfer the rights to the Registrations (to the extent so transferable) to Buyer, including the Seller Registration Transfer Letter.

(iv) Consents. The consents, waivers, authorizations and approvals, if any, from Governmental Authorities in connection with the execution, delivery and performance of Seller of this Agreement, the Other Agreements, and all instruments and documents to be delivered by Seller in connection herewith, and Seller’s consummation of the Transactions, as set forth on Schedule 3.2(a)(iv), and the consents, waivers, authorizations and approvals, if any, from any other Person in connection with the assignment to Buyer of the agreements, instruments and documents set forth on Schedule 3.2(a)(iv) (the “Required Consents”).

(v) Payoff Letters. Payoff letters or comparable instructions from the Persons set forth on Schedule 3.2(a)(v) (or an agent for any such Person) setting forth a payoff amount and stating that upon payment of such amount, any Encumbrances securing the Existing Obligations or otherwise encumbering the Purchased Assets (except Permitted Encumbrances) shall be terminated.

(vi) FIRPTA Certificate. A duly executed certificate (in the form provided for in Treasury Regulations Section 1.1445-2) that states either that such transferor is not a “foreign person” for U.S. federal income tax purposes or that none of the Purchased Assets is a “United States real property interest” for U.S. federal income tax purposes; provided, however, that if such certificate is not furnished, Buyer’s obligation to effect the Closing shall continue, with Buyer being entitled to withhold Taxes as required by Section 1445 of the Code and remit such Taxes to the IRS.

(vii) Surveys. Currently dated as-built ALTA surveys of each parcel of BSBU Owned Real Property, prepared and certified to Buyer and the Title Company by a certified or registered surveyor approved by Buyer and prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such surveys shall (A) be in form reasonably acceptable to Buyer and the Title Company, (B) show all improvements and appurtenances thereto, the location of all easements, rights of way, sewer and water lines (which are visible or referenced in the Title Policy), building lines and encroachments, the location of all required building set-back lines and other dimensional regulations, any wetlands within any zone of a hundred-year flood plain and navigable water, (C) show the location of all abutting or adjoining streets, alleys and curb cuts, and (D) show the legal description and acreage. In addition, Buyer shall have received a Surveyor’s Certificate executed by such surveyor, in form and substance reasonably acceptable to Buyer and the Title Company.

(viii) Title Policies. ALTA owner’s policies of title or irrevocable and unconditional binders to issue such policies (collectively, the “Title Policies”), in amounts reasonably determined by Buyer, dated, or updated to, the Effective Date, issued by a title company reasonably acceptable to Buyer (the “Title Company”), insuring, or committing to insure, at its ordinary premium rates (taking into account the endorsements described below), the good and marketable title in fee simple of Buyer to each parcel of BSBU Owned Real property subject only to the Permitted Encumbrances, and containing, to the extent available in the jurisdiction where the BSBU Owned Real Property is located, extended coverage over all so-called general or standard printed exceptions (including, without limitation, exceptions pertaining to survey matters and mechanic’s lien claims). Such Title Policies shall provide for such direct access reinsurance as Buyer may reasonably specify and shall contain affirmative endorsements insuring Buyer for (A) comprehensive, (B) contiguity, if applicable, (C) survey, and (D) creditors’ rights.

(ix) Other Title Company Documents. Such other documents, instruments or other items as are reasonably requested by the Title Company to issue the Title Policies.

(x) UCC Searches. Copies of Uniform Commercial Code (“UCC”) financing statement, judgment, tax lien and pending litigation searches for Seller where such searches are customarily performed in the States of Delaware, Florida, North Carolina, Nebraska, Texas, Pennsylvania, Ohio and Virginia, in form and substance reasonably satisfactory to Buyer, and dated no earlier than twenty (20) days prior to the Closing Date.

(xi) UCC Termination Statements. UCC termination statements or amendments releasing each of the Encumbrances previously perfected by a UCC filing upon the Purchased Assets other than Permitted Encumbrances.

(xii) Releases of Encumbrances. Releases of all Encumbrances affecting the Real Property other than Permitted Encumbrances.

(xiii) Special Permits and Licenses. To the extent transferable from Seller to Buyer under applicable Law, all special permits or licenses issued by the municipality in which each parcel of Real Property is located which are required in connection with the operation of the business of the Biologics SBU (including any and all environmental protection permits).

(xiv) CEO Certificate. A certificate of the Chief Executive Officer of Seller certifying as to the matters set forth in Sections 7.2(a) and (b).

(xv) Good Standings. Complete and accurate copies of a certificate of good standing of Seller from the Secretary of State of the State of Delaware and each jurisdiction in which Seller is qualified or licensed to do business, as of a date reasonably close to (and in no event more than twenty (20) days prior to) the Closing Date.

(xvi) Charter Documents. Complete and accurate copies of the Certificate of Incorporation and Bylaws of Seller certified by the Secretary of State of the State of Delaware, or Seller’s Secretary.

(xvii) Consents and Resolutions. Complete and accurate copies of resolutions of the Board of Directors and stockholders of Seller authorizing the execution and delivery by Seller of this Agreement, the Other Agreements and all instruments and documents to be delivered by Seller in connection herewith, and the consummation by Seller of the Transactions, certified by the Secretary of Seller, as of the Closing Date, as having been duly and validly adopted and being in full force and effect on the Closing Date.

(xviii) Incumbency Certificate. A certificate from the Secretary of Seller as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement or the Other Agreements.

(xix) Fixed Asset List. Schedules substantially similar in form to Schedules 1.1(g), 1.1(t) and 1.1(u), detailing the fixed assets among the Purchased Assets, and including a roll-forward indicating changes from such Schedules delivered as of the Execution Date.

(xx) Inventory Statement. The Closing Inventory Statement, as contemplated by Section 2.8(b).

(xxi) Retained Information. Copies of all Retained Information reasonably related to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products.

(xxii) Other Items. Such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

(b) Buyer and Parent’s Actions and Deliveries. Buyer and Parent shall deliver or cause to be delivered to Seller:

(i) Purchase Price. The Purchase Price in full by wire transfer of immediately available funds directly to the Seller Account and Escrow Account in accordance with Section 2.6.

(ii) Other Agreements. Executed counterparts of each of the Other Agreements to which it is a party.

(iii) Registration Transfer Documents. All such filings and submissions of Buyer to the FDA or any other Governmental Authority, duly executed by Buyer, as are necessary in connection with the transfer of the rights to the Registrations from Seller to Buyer (to the extent so transferable), including the Buyer Registration Transfer Letter.

(iv) Officers’ Certificate. A certificate of a duly authorized officer of each of Buyer and Parent certifying as to the matters set forth in Sections 7.3(a) and (b).

(v) Good Standing. A complete and accurate copy of a certificate of good standing of Buyer from the Secretary of State of the State of Delaware, as of a date reasonably close to (and in no event more than twenty (20) days prior to) the Closing Date.

(vi) Consents and Resolutions. Complete and accurate copies of resolutions of the Board of Directors of Buyer and Parent authorizing the execution and delivery by Buyer and Parent, as applicable, of this Agreement and all instruments and documents to be delivered by Buyer and Parent in connection herewith, and the consummation by Buyer and Parent of the Transactions, certified by the Secretaries of Buyer and Parent, as applicable.

(vii) Charter Documents. Complete and accurate copies (A) of the Certificate of Incorporation and Bylaws of Buyer certified by the Secretary of State of the State of Delaware, or Buyer’s Secretary, and (B) an apostilled certified translation of the extract from the German Commercial Registry of Corporations reflecting that Parent is a duly formed corporation in good standing under German law.

(viii) Incumbency Certificate. A complete and accurate copy of (A) a certificate from the Secretary of Buyer as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement and (B) a certificate from the Secretary of Parent as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(ix) Other Items. Such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Schedules designated by numbers corresponding to sections within this Article IV, Seller hereby represents and warrants to Buyer as of the date hereof as follows:

4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate, as applicable, the Purchased Assets. Seller is duly qualified to do business as a foreign corporation in all the states, provinces and jurisdictions listed on Schedule 4.1, which are all of the jurisdictions in which such qualification is necessary because of the operation of the Biologics SBU, the ownership or use of the Purchased Assets, or otherwise. Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate the Purchased Assets, and to conduct the business of the Biologics SBU as presently conducted.

4.2 Due Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, including the sale, transfer and delivery of the Purchased Assets. The execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller, and Seller has taken, or will take prior to Closing, all such corporate actions as may be necessary, proper or advisable, including all actions required by Law, Seller’s Certificate of Incorporation and Seller’s Bylaws, to authorize the execution and delivery of this Agreement and the Other Agreements, the consummation of the Transaction and the execution and delivery of each of the documents required to be delivered thereunder so that Seller will have the full right, power and authority to deliver the Purchased Assets to Buyer and to perform all its obligations under this Agreement and the Other Agreements. The board of directors of Seller has taken all actions necessary to render the Rights Agreement inapplicable to this Agreement and the Transactions.

4.3 Organizational Documents. Seller has delivered or caused to be delivered to Buyer copies of its Certificate of Incorporation and Bylaws, and all such copies are complete and correct as of the date hereof. Schedule 4.3 contains a complete and accurate list of the current directors and executive officers of Seller.

4.4 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Seller, and the consummation of the Transaction, (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller, (b) assuming all of the consents, approvals, authorizations and permits described in Section 4.9 have been obtained and all the filings and notifications described in Section 4.9 have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to Seller, and (c) do not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any indenture, mortgage, lease, loan agreement, Material Contract, Registration or other agreement binding on Seller or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Seller is a party or by which Seller is bound or to which any of its Assets is subject. This Agreement and the Other Agreements have been duly authorized, executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights, generally (the “Equitable Exceptions”). There are no agreements, options, commitments or rights of any Person (other than Buyer and Parent) to purchase or otherwise acquire any of the interests of Seller in or to the Purchased Assets, except those entered into in the Ordinary Course of Business for the sale of Inventory.

4.5 Title; Sufficiency. Schedules 1.1(a) through 1.1(y) and Schedules 4.12(a) and (b) list substantially all of the Purchased Assets. Seller owns, leases, licenses or has the right to use the Purchased Assets, and has good and marketable title to, or a valid leasehold interest in, and has the right to sell and transfer to Buyer the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. Except for the Excluded Assets, the Purchased Assets constitute all of the property and assets relating to, used in or necessary for the conduct of the Biologics SBU by Buyer after the Closing in the Ordinary Course of Business and in substantially the same manner as conducted by Seller prior to the Closing.

4.6 Inventory; Equipment.

(a) (i) The Inventory (x) was acquired or produced in the Ordinary Course of Business, (y) is in the physical possession of Seller or is in transit to or from a customer or supplier of Seller, and (ii) the net inventory as presented on the most recent balance sheet contained in Seller’s most recent SEC Filing prior to the Execution Date, as rolled forward to the Effective Time in accordance with GAAP as consistently applied by Seller and using the same methodology used in such most recently filed balance sheet, is of a quality presently useable and/or saleable in the Ordinary Course of Business. As of the date of the most recent balance sheet contained in Seller’s most recent SEC Filing prior to the Execution Date, the book value of the Inventory is as set forth on such balance sheet, net of reserves for inventory write-down determined in accordance with GAAP as consistently applied by Seller.

(b) The BSBU Equipment is in good working order and condition, except for reasonable wear and tear.

4.7 Intellectual Property. The BSBU Intellectual Property includes all the Intellectual Property owned or used by Seller which is material to, and reasonably necessary for, the conduct of the business of the Biologics SBU by Seller in the Ordinary Course of Business.

(a) (i) except as provided in the Assigned Contracts, Seller owns and possesses all right, title and interest in and to the BSBU Intellectual Property and has the right to assign such BSBU Intellectual Property free and clear of any Encumbrances or other restrictions other than Permitted Encumbrances and (ii) the BSBU Intellectual Property is valid and enforceable, subject to the Equitable Exceptions.

(b) to Seller’s Knowledge, (i) none of the BSBU Intellectual Property has been or is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting (x) Seller’s use of such BSBU Intellectual Property in connection with Products or (y) assignment or license of such BSBU Intellectual Property by Seller, or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which Seller is a party and (ii) there is no unauthorized use, infringement or misappropriation of any of the BSBU Intellectual Property by any third party and Seller has not sent any Person any claim, demand or notice asserting infringement of any BSBU Intellectual Property.

(c) except as provided in the Assigned Contracts or as otherwise contemplated by this Agreement, (i) Seller has not granted any licenses to the BSBU Intellectual Property to third parties, (ii) Seller is not party to any agreements with third parties that materially limit or restrict Seller’s use of the BSBU Intellectual Property and (iii) no royalties are paid or payable by Seller on or with respect to any of the BSBU Intellectual Property. Seller has delivered to Buyer true, complete and correct copies of (A) each Contract that grants licenses to the BSBU Intellectual Property to any Person, (B) each Contract that materially limits or restricts Seller’s use of the BSBU Intellectual Property and (C) each Contract pursuant to which royalties are paid or payable by Seller on or with respect to the BSBU Intellectual Property (the “IP License Agreements”). Each material IP License Agreement is a legal, binding and enforceable obligation of Seller and, to Seller’s Knowledge, no event has occurred which with notice or the passage of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(d) all issuance, renewal, maintenance and other payments that are or have become due with respect to any material BSBU Intellectual Property have been timely paid by or on behalf of Seller.

(e) (i) Seller has taken reasonable measures to maintain in confidence all BSBU Know-How and (ii) each BSBU Employee is subject to a written obligation to maintain the confidentiality of his or her work product and of any confidential or proprietary information related to the Purchased Assets.

(f) to Seller’s Knowledge, the BSBU Intellectual Property does not infringe upon or misappropriate any intellectual property rights of any Person, and no circumstances exist that would form the basis of any claim for infringement, unauthorized use or violation of any Person’s intellectual property rights, or cause any Person to challenge the use, validity or enforceability of any BSBU Intellectual Property.

(g) all BSBU Intellectual Property owned by Seller was created by (i) employees of Seller acting at the direction of Seller, within the scope of their employment, or (ii) by independent contractors who have assigned all their rights in and to such BSBU Intellectual Property to Seller. No current or former employee, stockholder, officer, director, consultant or Affiliate of or to Seller has any claim or interest in or with respect to any material BSBU Intellectual Property.

(h) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the BSBU Intellectual Property.

4.8 Litigation. There is no claim, Action, or proceeding, including product liability claims pending or, to Seller’s Knowledge, threatened, and, there is no claim, governmental investigation or administrative Action pending or, to Seller’s Knowledge, threatened as to Seller (or to Seller’s Knowledge, any third party) related to the Purchased Assets or the Transactions, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent the consummation by Seller of the Transactions; provided, however, the Parties acknowledge and agree that, for all purposes of this Agreement, no Party makes any representation or warranty regarding the existence of a pending or threatened Action under Antitrust Laws related to the Transactions or regarding the effect of the Antitrust Laws on such Party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transactions as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the Transactions. Schedule 4.8 sets forth a complete and correct list and description of all material Actions made, filed or otherwise initiated with respect to the Products or the Biologics SBU, that are pending or have been resolved in the past two (2) years, and the resolution thereof. Prior to the execution of this Agreement, Seller has delivered to Buyer all responses of legal counsel for the Company to auditors’ requests for information delivered in connection with preparation of Seller’s audited financial statements (together with any updates provided by such counsel) regarding any Actions pending or Threatened against Seller.

4.9 Government Consents. Except for the requisite filings under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the waiting period thereunder, and all of the filings and other actions set forth on Schedule 4.9 (including the filings contemplated by Sections 3.2(a)(iii) and 3.2(b)(iv)), any applicable filings required to be made by Seller under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Exchange, no notice to, filing with, authorization of, exemption by, or consent of, any Governmental Authority (the “Governmental Consents”) is required to be obtained by Seller for Seller to execute, deliver and perform this Agreement and the Other Agreements or to consummate the Transactions.

4.10 Third Party Consents. Except for the approval of the Required Seller Stockholders and the Required Consents, neither the execution and delivery of this Agreement and the Other Agreements, nor the performance of Seller hereunder or thereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person.

4.11 Taxes.

(a) Seller has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed on or before the Closing Date with respect to the Biologics SBU and/or the Purchased Assets. All such Tax Returns are true, correct and complete in all material respects. Seller has timely paid and discharged, or will timely pay and discharge, all Taxes required to be paid on or before the Closing Date with respect to the Biologics SBU and/or the Purchased Assets. The unpaid Taxes of Seller with respect to the Biologics SBU and/or the Purchased Assets did not, as of June 30, 2007, exceed the reserves for Tax liability set forth in the consolidated financial statements contained in Seller’s SEC Filings.

(b) There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on the Purchased Assets. Seller has timely withheld all Taxes with respect to the Biologics SBU and/or the Purchased Assets required to have been withheld under applicable Laws and has timely paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party with respect to the Biologics SBU and/or the Purchased Assets, and all IRS Forms W-2 and 1099 required under applicable Law with respect thereto to be filed have timely and properly been completed and filed.

(c) No audit, examination, litigation, action or proceeding by any Governmental Authority for the assessment or collection of Taxes of Seller with respect to the Biologics SBU and/or the Purchased Assets is outstanding, pending or has been threatened in writing, and no written claim or deficiency against Seller for the assessment or collection of any Taxes with respect to the Biologics SBU and/or the Purchased Assets has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(d) Seller is not a party to any Contract with respect to the Biologics SBU and/or the Purchased Assets that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(e) Seller has disclosed on its U.S. federal income Tax Returns all positions taken therein with respect to the Biologics SBU and/or the Purchased Assets that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Seller has not participated in a reportable transaction, with respect to the Biologics SBU and/or the Purchased Assets, subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance.

(f) There is no request for a ruling or determination in respect of any Tax relating to the Biologics SBU and/or the Purchased Assets pending between the Seller and any Governmental Authority.

(g) The Seller is not party to any Tax sharing agreement relating to the Biologics SBU and/or the Purchased Assets.

(h) There is no outstanding waiver of the statute of limitations with respect to Taxes relating to the Biologics SBU and/or the Purchased Asset.

(i) No Governmental Authority has asserted that Seller was required to file a Tax Return with respect to the Biologics SBU and/or the Purchased Assets in any jurisdiction where the Seller has not filed a Tax Return.

4.12 Real Property.

(a) Schedule 4.12(a) contains a true and complete list of the real property owned in fee by Seller relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the real property owned by Seller in Boca Raton, Florida located at 5800 and 5900 Park of Commerce Avenue, NW (Parcel Nos. 06-43-47-06-03-015-0000, 06-43-47-06-03-014-0000 and 06-43-47-06-16-001-0000) (the “BSBU Owned Real Property”). Seller has good, valid and marketable fee simple title to each parcel of BSBU Owned Real Property, including all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) Encumbrances for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and (iii) other Encumbrances which, individually or in the aggregate, would not reasonably be expected to materially interfere with Seller’s use and enjoyment of such BSBU Owned Real Property for the Biologics SBU. There are no outstanding contracts for the sale of any of the BSBU Owned Real Property. There are no leases, subleases, licenses, concessions or any other Contracts, options or rights of first refusal or agreements granting to any Person other than Seller any right to the possession, use, occupancy or enjoyment of any of the BSBU Owned Real Property or any portion thereof. No BSBU Owned Real Property is subject to any pending or, to Seller’s Knowledge, threatened condemnation proceeding by any Governmental Authority.

(b) Except for the Excluded Assets, Schedule 4.12(b) contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements (collectively, the “BSBU Real Property Leases,”) under which Seller leases, subleases, licenses, uses or occupies (whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use, occupy, or purchase, now or in the future, any real property that is used primarily in connection with the Biologics SBU (the “BSBU Leased Real Property,” and together with the BSBU Owned Real Property, the “Real Property”). Each BSBU Real Property Lease is in full force and effect and there is no default or event which, with notice or lapse of time or both, would constitute a material default on the part of Seller or, to Seller’s Knowledge, any other party thereto, and Seller has not assigned, sublet or transferred its leasehold interest. Seller has a good and valid leasehold interest in each BSBU Real Property Lease free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) Encumbrances for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings, and (iii) other Encumbrances which do not materially interfere with Seller’s use and enjoyment of such BSBU Real Property Lease for the Biologics SBU.

(c) Seller has delivered to Buyer true, correct and complete copies of all deeds, BSBU Real Property Leases (including all amendments thereto), title insurance commitments, title insurance policies, surveys and recorded documents that Seller has in its possession or which is reasonably available to Seller and which relates to the Real Property.

(d) There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding, pending or threatened, against any of the Real Property which, if adversely determined, would have a Material Adverse Effect on title to any of the Real Property or Seller’s leasehold interest in any BSBU Leased Real Property.

(e) Seller has not received any notice from any insurance company or board of fire underwriters of any material defects or material inadequacies in or on any Real Property or any part or component thereof that would materially adversely effect the insurability of the Real Property or cause any material increase in the premiums for insurance for the Real Property, that have not been cured or repaired. Seller currently maintains insurance for the Leased Properties in compliance with all Leases.

(f) All work done for Seller and all materials furnished to Seller with respect to any BSBU Owned Real Property have been paid for in full, as and when due, or will be paid in full and discharged by the Closing Date, to the extent then due.

(g) With respect to the Real Property:

(i) Seller is in exclusive possession thereof and holds all easements, licenses or rights required by applicable Law for use and occupancy as are necessary and material to the conduct of the business of the Biologics SBU thereon as currently conducted;

(ii) no portion thereof is subject to any pending condemnation proceeding or other proceeding by any public or quasi-public authority materially adverse to the Real Property and, to Seller’s Knowledge, there is no Threatened condemnation or other proceeding with respect thereto materially adverse to the Real Property;

(iii) Seller is not a party to any agreements with owners or users of properties adjacent to any facility located on any parcel of the Real Property relating to the use, operation or maintenance of such facility or any adjacent real property which would have a Material Adverse Effect on the Biologics SBU;

(iv) Seller is not a lessor under, or otherwise a party to, any lease, sublease, license or concession pursuant to which Seller has granted to any Person the right to use or occupy all or any portion of the Real Property; and

(v) All real estate Taxes due and payable with respect to any BSBU Owned Real Property, or for which Seller is responsible with respect to any BSBU Leased Real Property, have been paid in full as and when due.

4.13 Personal Property and Equipment. Except as disposed of in the Ordinary Course of Business, Seller has good title to, a valid leasehold interest in, or a valid license to use, all material items of tangible personal property related to and required for the Biologics SBU, as owned or used by Seller, free and clear of any Encumbrances other than Permitted Encumbrances. All material equipment used by Seller in the Ordinary Course of Business is in adequate working condition and repair and sufficient for the operation of the business of the Biologics SBU as presently conducted (normal maintenance, wear and tear excepted).

4.14 Environmental, Safety and Health.

(a) the Purchased Assets and Seller’s operation of the Biologics SBU comply, and since September 10, 2004 have complied, in all material respects with Environmental, Safety and Health Laws;

(b) (A) Seller has obtained and maintained and is in compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental, Safety and Health Laws to own, use and occupy the Purchased Assets, operate the Biologics SBU and manufacture the Products, and (B) a list of all such material permits, licenses and other authorizations is set forth on Schedule 4.14;

(c) neither Seller nor its Affiliates has received any written notice of any Environmental Claims with respect to the Purchased Assets, the Biologics SBU or the Products and there are no such Environmental Claims pending or, to Seller’s Knowledge, threatened;

(d) none of the following exists at any Real Property or Facility owned or operated by Seller relating to, used in or necessary for the Purchased Assets, the Biologics SBU or the Products: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas requiring a permit under Environmental, Safety, and Health Laws;

(e) Seller has not caused any material Releases of Hazardous Substances and, to Seller’s Knowledge, no material Releases of Hazardous Substances have occurred at, from, in, to, on, or under any BSBU Owned Real Property or BSBU Leased Real Property that would reasonably be expected to result in Environmental Claims;

(f) neither the execution of this Agreement and the Other Agreements nor the consummation of the Transactions shall result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Safety and Health Laws;

(g) Seller has not designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products;

(h) Seller has not, with respect to the Purchased Assets, the Biologics SBU or the Products, either expressly or by operation of law, assumed or undertaken any liability, order, settlement, judgment, injunction or decree, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Safety and Health Laws;

(i) to Seller’s Knowledge, no facts, circumstances or conditions exist with respect to the Purchased Assets, the Biologics SBU or the Products that would reasonably be expected to result in an Environmental Claim; and

(j) with respect to the Purchased Assets, the Biologics SBU and the Products, Seller has delivered to Buyer copies of all material reports, audits, studies, analyses, tests, correspondence or other documents available to them concerning their compliance with and liability under the Environmental, Safety and Health Laws.

(k) Notwithstanding any other provision of this Agreement, this Section 4.14 sets forth Seller’s sole and exclusive representations and warranties with respect to Environmental, Safety and Health Laws, Environmental Claims, and Hazardous Substances.

4.15 Employee Benefit Plans.

(a) All Seller Plans, to Seller’s Knowledge, and all of Seller’s ERISA Affiliates are listed on Schedule 4.15(a).

(b) Each Plan is in material compliance with its terms and with ERISA (if required by Law) and other applicable laws (including compliance with the health care continuation requirements of COBRA and the deferred compensation rules and withholding requirements set forth in Section 409A of the Code), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any such Plan. Seller and each applicable ERISA Affiliate have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

(c) With respect to material Plans, Seller has heretofore delivered to Buyer true and complete copies of the following, to the extent available:

(i) the Plan documents (and any applicable trust agreement, investment management agreement, administrative service contract or insurance contract);

(ii) the most recent Internal Revenue Service determination letter relating to each of the Pension Plans;

(iii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans as filed pursuant to applicable law;

(iv) the summary plan description (as currently in effect) and any summary of material modification for each of the Plans;

(v) the most recent summary annual report furnished for each of the Plans; and

(vi) the most recent actuarial valuations, if applicable, and latest financial statements for each of the Plans.

(d) Neither Seller nor any ERISA Affiliate nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(e) No Pension Plan is a defined benefit plan as such term is defined under Section 3(35) of ERISA, nor does Seller or any ERISA Affiliate participate (nor has it in the past participated) in a multiemployer plan as such term is defined under Section 3(37) of ERISA.

(f) Full payment as of the Effective Time has been made or adequately provided for on the books and consolidated financial statements of Seller with respect to: (i) all amounts and premiums which Seller and any ERISA Affiliate are required, under the terms of all Plans, to have paid as contributions to such Plans on behalf of the BSBU Employees and DCSS Employees as of the last day of the most recent fiscal year prior to the Closing Date and (ii) all pro rata amounts which Seller and any ERISA Affiliate are required to pay as contributions to each such Plan on behalf of the BSBU Employees and DCSS Employees for the fiscal year that includes the Closing Date.

(g) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Seller Plan or employment agreement that will result in any material payment (whether of severance pay or otherwise) becoming due to any BSBU Employee or DCSS Employee, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due under any Seller Plan or employment agreement, (iii) cause any individual to accrue or receive additional material benefits, service or accelerated rights to payment or benefits under any Seller Plan or employment agreement, or (iv) directly or indirectly cause the Seller or any ERISA Affiliate to transfer or set aside any material assets to fund or otherwise provide for benefits to any BSBU or DCSS Employee.

(h) There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of Biologics SBU by any person that provide for or could be construed as a contract or promise by Seller or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Seller Plans.

(i) No services are provided to Biologics SBU by any “leased employee,” as that term is defined under Section 414(n) of the Code.

(j) Seller does not provide any benefits to its BSBU Employees or DCSS Employees through a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA.

4.16 Compliance with Laws.

(a) Seller has complied in all material respects with all Laws of any Governmental Authority applicable to it or to the operation of the business of the Biologics SBU prior to the Effective Time (“Applicable Laws”), and (b) the Registrations required for the Distribution of Products have been in full force and effect. No facts or circumstances exist which would reasonably be expected to cause Seller to be in material violation of any Applicable Laws or to cancel the effectiveness of any Registrations in the future. To Seller’s Knowledge, it is not under investigation with respect to violations of any Applicable Laws.

4.17 Regulatory Matters.

(a) Schedule 1.1(r) sets forth a true and complete list of all Registrations, BLAs and INDs. Seller is the sole and exclusive owner of the Registrations and is the sole and exclusive holder of the BLAs and INDs. To Seller’s Knowledge, the Registrations, BLAs and INDs are the only Registrations necessary to own, lease and operate the business of the Biologics SBU in the Ordinary Course of Business (the “Required Registrations”).

(b) (i) To Seller’s Knowledge, Seller is in possession of all Required Registrations, (ii) the operation of the business of the Biologics SBU is being conducted in compliance in all material respects with all Required Registrations and Laws applicable to the

Products and the Biologics SBU, (iii) to Seller’s Knowledge, all Required Registrations are in full force and effect, (iv) no Governmental Authority has served written notice that Seller, the operation of the Biologics SBU or the development, marketing or sale of the Products were or are in violation in any material respect of any applicable Law or Required Registration, and (v) Seller has not received written notice from any Governmental Authority that there are circumstances currently existing which would lead to any loss of any Required Registration or refusal to renew any Required Registration on terms no less advantageous to Seller than the terms of those Required Registrations currently in force.

(c) Seller is in material compliance with all material agreements with any Governmental Authorities with respect to the Purchased Assets, which agreements are set forth on Schedule 4.17(c), and Seller has delivered to Buyer true and complete copies of all such agreements.

(d) The Distribution of Products by Seller has been conducted in material compliance with the Registrations and all applicable Laws, including the Act, except where failure to do so would not have a Material Adverse Effect.

(e) Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, product deviation reports and annual reports with respect to each BLA and IND, related to the manufacture, testing, study, or sale of Products, except as would not reasonably be expected to have a Material Adverse Effect.

(f) Seller has not received any written or, to Seller’s Knowledge, other notice of proceedings from a Governmental Authority alleging that any Products or any of the Purchased Assets or the ownership, manufacturing, operation, storage, Distribution, warehousing, packaging, labeling, handling, testing, marketing and/or testing thereof is in material violation of any applicable Law and such violation has not been remedied, except for such violations that would not reasonably be expected to have a Material Adverse Effect.

(g) Schedule 4.17(g), as delivered by Seller on the Execution Date and updated by Seller on the Closing Date, lists all correspondence sent or received by Seller during the period commencing twelve (12) months prior to the Closing Date with the FDA and the PEI with respect to the Biologics SBU and the Products (“Regulatory Correspondence”) and Seller has made available to Buyer for review and inspection all Regulatory Correspondence in Seller’s possession.

(h) All equipment that is required by Law to be cGMP-compliant is, in all material respects, cGMP-compliant.

4.18 Contracts. Schedule 4.18 lists the following Contracts to which Seller is a party and which relate to, are used in or are required for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products (the “Material Contracts”):

(a) any consulting agreement or employment agreement that provides for annual compensation exceeding $300,000 per year and which cannot be terminated by Seller without penalty on notice of thirty (30) days or less, any collective bargaining arrangement with any labor union, any Contract or arrangement providing for Seller to indemnify any Person in an amount reasonably expected to exceed $300,000 in any year, and any such agreements currently in negotiation or proposed;

(b) any Contract for capital expenditures or the acquisition of fixed assets, in each case, with a cost to Seller in excess of $300,000 in any year;

(c) any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $250,000, other than purchase orders entered into the Ordinary Course of Business;

(d) any Contract relating to the acquisition or disposition of a distinct line of business or any material real property related to the Biologics SBU or the Purchased Assets;

(e) any Contract relating to the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness, which provides for or would give rise to a security interest in any of the Purchased Assets;

(f) any Assigned Contract requiring aggregate future payments by Seller, or providing for future payments to Seller, in excess of $250,000, under which the execution and delivery of this Agreement and the Other Agreements by Seller may cause a default, give rise to any right of termination, cancellation or acceleration, or require any consent;

(g) any Contract granting any Person a material Encumbrance on all or any part of the Purchased Assets, other than Permitted Encumbrances and Encumbrances that will be released prior to the Effective Time;

(h) any Contract under which Seller has granted or received a material license or sublicense for any part of the Purchased Assets or under which Seller is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $250,000 per year, with respect to the Purchased Assets, other than licenses for commercially available prepackaged software;

(i) any Contract related to the Purchased Assets that involves the executory performance of services by Seller on a fixed-price basis with a cost or value in excess of $250,000 per year, other than in the Ordinary Course of Business;

(j) any lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the Purchased Assets (other than the BSBU Real Property Leases and leases of personal property with remaining obligations of more than $100,000);

(k) any Contract with respect to the BSBU Intellectual Property, other than (i) agreements with current or former employees and other Persons regarding the development,

appropriation or the non-disclosure of any Intellectual Property of the Company, and (ii) non-disclosure agreements entered into in the ordinary course of business;

(l) any Contract to which any employee employed primarily by the Biologics SBU at the level of vice president or above is bound that in any manner purports to (i) restrict such Person’s freedom to engage in any line of business or activity or to compete with any other Person, or (ii) assign to any other Person such Person’s rights to any BSBU Intellectual Property;

(m) any joint venture, partnership, or other Contract (other than an agreement with an employee) relating to the Biologics SBU (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person with a cost or value in excess of $250,000 per year;

(n) any Contract containing covenants that purports to materially restrict the business activities of the Biologics SBU or materially limits the freedom of the Biologics SBU to engage in any line of business or to compete with any Person;

(o) any written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller with respect to the Products that is, individually or in the aggregate, material to the Purchased Assets; and

(p) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Each of the Material Contracts is assignable to Buyer without notice or consent according to its terms. Seller has delivered to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract, if any. With respect to each Material Contract, (i) the Material Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the Transactions (assuming any necessary consents to assignment are obtained), (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the Material Contract, and (iv) no party has repudiated in writing any provision of the Material Contract.

4.19 Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller’s SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in such filings and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in such filings), and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not material).

(b) As of the Closing Date, Seller shall have provided Buyer with complete and correct copies of Seller’s accruals for Rebate Charges, Wholesaler Charges and Medicaid Rebate Charges as of the Closing Date. Seller’s accruals for Rebate Charges, Wholesaler Charges and Medicaid Rebate Charges have been established and maintained in accordance with GAAP as consistently applied by Seller and the methodology used in Seller’s audited balance sheet most recently filed with the SEC.

4.20 Accounts Receivable. Schedule 4.20(a), as will be delivered on the Closing Date, will contain a complete and accurate list, in all material respects, of all Accounts Receivable of Seller relating to the Biologics SBU or the Products as of the Closing Date by amount and customer. Except as set forth on such Schedule, as of the Closing Date Seller will have no Accounts Receivable related to any products or services of the Biologics SBU or the Products that have been partially delivered, performed or fulfilled, or for which there are any outstanding obligations of Seller, including for work in progress, partially billed products and open purchase orders.

4.21 Absence of Certain Changes. Since June 30, 2007, and except for the marketing of the Biologics SBU for sale, Seller has conducted the business of the Biologics SBU in the Ordinary Course of Business, and since June 30, 2007 there has been no Material Adverse Effect, nor to Seller’s Knowledge has any event occurred that would reasonably be expected to have a Material Adverse Effect on the business of the Biologics SBU or any of the Purchased Assets. Since June 30, 2007, as relates to the Biologics SBU or the Purchased Assets, there has not been, nor has Seller committed to, any:

(a) mortgage or pledge any of the Purchased Assets, other than Permitted Encumbrances;

(b) material sale, assignment, transfer, lease or license (other than sales or licenses to customers in the Ordinary Course of Business) of the BSBU Intellectual Property or abandonment or lapse of any rights in the BSBU Intellectual Property;

(c) incident of damage, destruction or loss of any Purchased Assets, whether or not covered by insurance, having a replacement cost or fair market value in excess of $300,000;

(d) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind of any right, power, claim, debt, asset or property related to the Purchased Assets having a replacement cost or fair market value in excess of $300,000 in the aggregate;

(e) cancellation, waiver or release of any material debts, rights or claims with respect to the Purchased Assets, except in the Ordinary Course of Business;

(f) material change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by Seller in respect of the Biologics SBU;

(g) change in cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities) or change in the maintenance of Seller’s books and records other than in the Ordinary Course of Business;

(h) material increase in salary, bonus or other cash compensation of any Key Employee, other than pursuant to requirements of pre-existing Contracts or involving exclusively amounts to be paid by Seller on or prior to the Effective Time.

4.22 Brokers, Etc.. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for Banc of America Securities LLC, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

4.23 Insurance.

(a) Schedule 4.23(a) lists all of the insurance policies maintained by Seller that provide product liability insurance coverage, property general liability insurance coverage, comprehensive general liability and umbrella coverage, and all other policies maintained by Seller which would reasonably provide insurance coverage with respect to the Purchased Assets and the Biologics SBU (the “Insurance Policies”). For each Insurance Policy, Schedule 4.23(a) sets forth at least (i) the agent’s name, address and telephone number, (ii) the name of the insurer, the name of the policyholder and the name of each covered insured, (iii) the policy number and period of coverage, (iv) the type (including an indication of whether the coverage was on a claims made, occurrence or other basis) of coverage, and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b) All Insurance Policies are legal, valid, binding, enforceable and in full force and effect. Seller is not in breach or default under any provision contained in any Insurance Policy relating to the Purchased Assets or the Biologics SBU which would reasonably be expected to materially impair the ability of the insured to collect insurance proceeds under such Insurance Policy. No written notice of cancellation or non-renewal with respect to any Insurance Policy has been received by Seller that has not been cured. Seller has been covered by insurance during the past two (2) years by insurance in scope and amount customary and reasonable for the business in which Seller has been engaged during such period.

(c) Seller is insured against product liability in aggregate annual amounts of not less than those shown on Schedule 4.23(a). Seller has timely filed claims with insurers with respect to all product liability claims relating to the Purchased Assets for which Seller believes it has coverage, and no insurance provider with respect thereto has claimed any reservation of rights or denied coverage. Seller has not received any notification from any insurer regarding a product liability policy with respect to the Purchased Assets, requiring any action of Seller that has not been taken by Seller.

(d) Seller has not, within the past year, (i) been in material breach or default (including in respect of the payment of premiums or the giving of notices) with respect to its obligations under the Insurance Policies and no event has occurred which, with notice or the passage of time, would constitute a material breach or material default, (ii) repudiated any provision of any Insurance Policy, or (iii) been denied insurance coverage.

4.24 Compensation and Status of Employees.

(a) Seller is not a party to or bound by any collective bargaining agreement that governs the BSBU Employees or DCSS Employees. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to BSBU Employees or DCSS Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller is not engaged in any unfair labor practice with respect to BSBU Employees or DCSS Employees and there is (i) no unfair labor practice charge or complaint pending with respect to BSBU Employees or DCSS Employees against Seller or, to the Knowledge of Seller, threatened against Seller before the National Labor Relations Board, and no grievance or arbitration proceeding with respect to BSBU Employees or DCSS Employees arising out of or under any collective bargaining agreement is so pending against Seller, or to the Knowledge of Seller, so threatened, (ii) no strike, labor dispute, slow down or work stoppage pending with respect to BSBU Employees or DCSS Employees against Seller or, to the Knowledge of Seller, threatened against Seller, and (iii) no union representation question, petition or proceeding existing with respect to the BSBU Employees or DCSS Employees.

(b) Schedule 1.1(f) sets forth the following: a true, complete and accurate list of each BSBU Employee and DCSS Employee, and any contractor engaged by Seller with respect to the Biologics SBU pursuant to an Assigned Contract, his or her date(s) of hire by Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Seller has delivered to Buyer all written employee handbooks, policies, programs and arrangements with respect to BSBU Employees or DCSS Employees.

(c) All BSBU Employees and DCSS Employees are employees at will or, subject to applicable employment laws, otherwise employed such that Seller may lawfully terminate their employment at any time, with or without cause (in some cases subject to notice requirements and/or obligations to pay severance or other termination payments), without creating any material cause of action against Seller or otherwise giving rise to any material liability of Seller for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity. A true and correct copy of any form of non-compete, non-solicitation or confidentiality agreement currently in force with any of the BSBU Employees or DCSS Employees or consultants of Biologics SBU have been delivered to Buyer.

(d) Seller has complied in all material respects with all applicable laws, rules and regulations with respect to BSBU Employees or DCSS Employees during the past five (5) years relating to labor or labor relations or employment, including any provisions thereof relating to equal employment opportunity, wages, hours, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and Seller is not liable for any material arrearage, or any material taxes, costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, Seller has not incurred a violation during the past five (5) years with respect to BSBU Employees or DCSS Employees of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable state insurance continuation law. No material COBRA or other material state insurance continuation law violation with respect to BSBU Employees or DCSS Employees exists or will exist with respect to any BSBU Employees or DCSS Employees during the five (5) years prior to and including the Closing Date, nor will any such material violation occur as a result of the transactions contemplated hereby.

(e) Each person whom Seller has retained as an independent contractor for Biologics SBU during the past three (3) years under an Assigned Contract qualifies or qualified as an independent contractor and not as an employee of Seller under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause Seller to be in breach of any material agreement with any employee, contractor or consultant of the Biologics SBU or cause Seller to be liable to pay any material severance or other material amount to any employee, contractor or consultant of the Biologics SBU.

(f) No charge or complaint of employment discrimination or other similar charge or complaint has been made to the EEOC, any similar state or local agency or any federal or state court against Seller with respect to Biologics SBU during the last three (3) years, or is pending or, to the Knowledge of Seller, threatened.

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) lists the ten (10) largest customers of the Biologics SBU for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of the gross sales of the Biologics SBU attributable to each such customer. Schedule 4.25(a) also lists any additional current customers that Seller anticipates shall be among the ten (10) largest customers for the current fiscal year.

(b) Since June 30, 2007, no supplier of the Biologics SBU has notified Seller that it shall stop, or decrease the rate of, supplying materials, products or services to the Biologics SBU, and no customer listed on Schedule 4.25(a) has notified Seller that it shall stop, or decrease the rate of, buying Products, materials, or services from Supplier.

4.26 FDA Approval of the Boca Raton Facility. Seller has received all approvals of the FDA that, to Seller’s Knowledge, are required for the operation of Seller’s manufacturing facilities in Boca Raton, Florida (the “Boca Raton Facility”) in the Ordinary Course of Business of the Biologics SBU (the “Boca Raton Approvals”). To Seller’s Knowledge, all such Boca Raton Approvals are valid and in full force and effect. No Governmental Authority has served written notice that (i) the operation of the Boca Raton Facility is in violation in any material respect of any applicable Law, or (ii) any circumstances exist which would lead to any loss of the Boca Raton Approvals or refusal to renew any Boca Raton Approvals on terms no less advantageous to Seller than the terms of those Boca Raton Approvals currently in force. Seller has delivered to Buyer true and complete copes of all such Boca Raton Approvals.

4.27 Product Regulatory Status. Seller has not received any written notice that the BLA, IND or any other filings with any Governmental Authority for any of the Products is not currently in good standing with the FDA. To Seller’s Knowledge, Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, as applicable, with respect to the Products which are material to the business of the Biologics SBU or the further clinical development of the Products. Seller has delivered to Buyer copies of all material (i) reports of inspection observations, (ii) establishment inspection reports, (iii) warning letters, as well as any other material documents received by Seller from the FDA or any other Governmental Authority relating to the Products or arising out of the conduct of the Biologics SBU that assert ongoing material lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Authority) by Seller.

(a) Nabi-HB. Seller has delivered or made available to Buyer true and correct copies of the correspondence listed on Schedule 4.17(g) that relates to Seller’s filing with the FDA of a BLA for the IV indication.

(b) IVIG. The Regulatory Chronology set forth on Chart 9 attached as part of Schedule 1.1(r) is true and correct in all material respects and Seller has delivered or made available to Buyer true and correct copies of the written correspondence listed on Chart 9.

(c) Civacir. The Regulatory Chronology set forth on Chart 1 attached as part of Schedule 1.1(r) is true and correct in all material respects and Seller has delivered or made available to Buyer true and correct copies of the written correspondence listed on Chart 1.

(d) Product Status Presentation. To the Knowledge of Seller, the statements set forth on Schedule 4.27, which are excerpted from a slide presentation made by Seller management personnel to Buyer representatives on August 20, 2007, are true and correct in all material respects.

4.28 Return Policy. Seller’s return policy is attached hereto as Schedule 4.28.

4.29 Disclaimer.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, NONE OF SELLER AND ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, PRODUCTS OR THE BIOLOGICS SBU, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BIOLOGICS SBU BY BUYER AFTER THE CLOSING, (III) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCT CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER

COUNTRY, OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BIOLOGICS SBU AFTER THE CLOSING.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, SELLER’S INTERESTS IN THE PURCHASED ASSETS AND THE BIOLOGICS SBU ARE BEING TRANSFERRED, RESPECTIVELY, THROUGH THE SALE OF THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS,” AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, PRODUCTS OR THE BIOLOGICS SBU AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS, INVENTORY AND THE BIOLOGICS SBU.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to Seller as of the date hereof as follows:

5.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is a company duly organized and validly existing and in good standing under the laws of Germany. Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Due Authorization. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Buyer and, to the extent required by Law, contract or otherwise, its stockholders. Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Parent and, to the extent required by Law, contract or otherwise, its stockholders.

5.3 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Buyer and Parent (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller or comparable organizational documents of Parent, (b) assuming all of the consents, approvals, authorizations and permits described in Section 5.5 have been obtained and all the filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, conflict with any Law applicable to Seller, and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Buyer or Parent or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Buyer or Parent is a party or by which Buyer or Parent is bound or to which any of their Assets are subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent, approval, conflict breach or default which would not prevent or delay consummation by Buyer or Parent of the Transactions. This Agreement and the Other Agreements have been duly executed and delivered by Buyer and Parent, and constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.4 Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened, directly or indirectly involving Buyer (or to Buyer’s Knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Buyer’s ability to perform its obligations hereunder or under the Other Agreements, including the assumption of the Assumed Liabilities, would affect the legality, validity or enforceability of this Agreement or the Other Agreements, or prevent or delay the consummation of the Transactions.

5.5 Consents. Except for the requisite filings under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the waiting period thereunder, the filings contemplated by Sections 3.2(a)(iii) and 3.2(b)(iii), and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Buyer to consummate the Transactions.

5.6 Financing. Buyer has, and at the Closing will have, sufficient immediately available funds, marketable securities, other investments or capital commitments (the “Capital Commitment”) to enable Buyer to consummate the Transactions on the terms and conditions set forth herein. The Capital Commitment represents a binding commitment of a lender or other source of funding to fund the Purchase Price at Closing subject only to customary documentation and the satisfaction or waiver of the conditions to Closing set forth in Sections 7.1 and 7.2 of this Agreement. Simultaneous with, or prior to, the execution and delivery of this Agreement, Buyer has delivered to Seller a true and complete copy of the Capital Commitment demonstrating that, upon funding of the Capital Commitment, Buyer will have sufficient funds to allow Buyer to pay the Purchase Price. Upon the consummation of the Transactions, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired.

5.7 Government Authorizations. Buyer is fully qualified and meets all applicable requirements of Governmental Authorities to accept the transfer of the Registrations as contemplated herein. Neither Buyer nor any current or former member of Buyer’s senior management has been cited by a Governmental Authority for violation of such Governmental Authority’s integrity policy, submission of false or misleading data or information, identified as a “Debarred Individual” or debarred by a Governmental Authority, excluded from participation in a Federal Health Care Program by a Governmental Authority, or otherwise cited by a Governmental Authority for engaging in any activities which are cause for criminal or civil penalties. Buyer has no reason to believe that any Governmental Authority will withhold or delay consent to the transfer of the Registrations as contemplated hereunder.

5.8 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions except DeutscheBank Investment Banking, Frankfurt, Germany.

5.9 Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the Transactions, Buyer and Parent have conducted their own independent investigation, review and analysis of the Purchased Assets, Assumed Liabilities, Products and the Biologics SBU, which investigation, review and analysis was done by Buyer and its Affiliates and Representatives.

ARTICLE VI

COVENANTS PRIOR TO CLOSING

6.1 Access to Information. Between the Execution Date and the Closing Date, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate the attorney-client privilege of Seller (it being agreed that the Parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), Seller shall afford Buyer and its Representatives access, during regular business hours and at reasonable agreed-upon times, at Buyer’s sole cost and expense, to Seller’s personnel, properties pertaining in material part to Products or the Biologics SBU, Assigned Contracts, Applicable Permits, the BSBU Records and all other information and materials pertaining in material part to the Biologics SBU; provided, however, that such access shall not unreasonably interfere with Seller’s business and operations. Seller shall permit, to the extent allowed by Seller’s landlords if applicable, Buyer and its Representatives to perform at Buyer’s sole cost and expense and without unreasonable interference to Seller’s business and operations, Phase I Environmental Site Assessments, within the scope of ASTM E 1527-05, with respect to the Purchased Assets as Buyer reasonably deems necessary. Seller agrees to promptly notify Buyer if any Key Employee informs in writing any of the Persons listed on Schedule 1.1(o) of any plan to terminate his or her employment with Seller in the immediate future.

6.2 Conduct of the Biologics SBU.

(a) Between the Execution Date and the Closing Date, except as otherwise set forth on Schedule 6.2 or as contemplated by this Agreement or consented to in writing by Buyer, Seller shall use commercially reasonable efforts to: (i) operate the Biologics SBU in Seller’s Ordinary Course of Business and (ii) preserve in all material respects the Biologics SBU, including the Registrations and including using commercially reasonable efforts to:

(i) preserve materially intact the goodwill of the Biologics SBU;

(ii) maintain satisfactory relationships with suppliers, customers and others having business relationships with the Biologics SBU;

(iii) maintain the Purchased Assets (including the BSBU Real Property) in reasonably good condition and repair in all material respects, maintain insurance reasonably comparable to that in effect on the date hereof, maintain Inventory and supplies at customary operating levels in the Ordinary Course of Business, and, in the event of a casualty, loss or damage to any Purchased Asset prior to the Closing Date for which Seller is insured, either repair or replace such Purchased Asset or, if Buyer agrees, transfer the proceeds of such insurance to Buyer at the Closing;

(iv) maintain the books, accounts and records relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products in accordance with past custom and practice and in accordance with GAAP;

(v) maintaining in full force and effect all material BSBU Intellectual Property;

(vi) complying with all material requirements of Law and all material contractual obligations of the Biologics SBU; and

(vii) pay all Taxes relating to the Biologics SBU and the Purchased Assets as such Taxes become due and payable in the Ordinary Course of Business.

(b) Between the Execution Date and the Closing Date, except as set forth on Schedule 6.2, as contemplated in this Agreement, or as consented to in writing by Buyer, Seller shall not, with respect to the Purchased Assets, the Assumed Liabilities, the Biologics SBU or the BSBU Employees, as the case may be:

(i) grant or announce any material increase in the salaries, bonuses or other cash compensation payable by Seller, or otherwise enter into, materially amend or materially modify any employment or severance or other agreement or arrangement, to any of the Key Employees, other than (A) as required by Law, (B) pursuant to any Seller Plans, programs or agreements existing on the Execution Date, or (C) amounts paid or due from Seller at or prior to the Effective Time;

(ii) settle or compromise any material Claims of Seller (to the extent relating solely to the Purchased Assets or Assumed Liabilities);

(iii) to the extent it relates to the Purchased Assets, materially adversely alter its customary practices with respect to collection of Accounts Receivable of the Biologics SBU, billing practices or the provision of discounts, rebates or allowances;

(iv) enter into, establish or amend any Seller Plan, other than as required for compliance with Law;

(v) sell, lease, license or dispose of any interest in any of the Purchased Assets, other than sales of Inventory in the Ordinary Course of Business or pursuant to any Assigned Contract in effect as of the Execution Date, or permit, allow or suffer any of the Purchased Assets to be subjected to any Encumbrances other than any Encumbrances that exist on the Execution Date (all of which shall be released, satisfied or otherwise discharged as of the Effective Time, other than Permitted Encumbrances), or negotiate or have any discussions regarding the foregoing, except in the Ordinary Course of Business;

(vi) engage in any promotional sales, discount or other activity other than in the Ordinary Course of Business;

(vii) terminate or modify any Material Contract, including any Material Contract related to Nabi-HB or the plasma operations of the Biologics SBU, or material Registration;

(viii) take or omit to take any action that would reasonably be anticipated to have a Material Adverse Effect on the business, financial condition, customer relations or operations of the Biologics SBU or on the Purchased Assets, other than as required by Law;

(ix) agree to take any of the actions specified in this Section 6.2, except as contemplated by this Agreement and the Other Agreements; or

(x) (A) make or rescind any election relating to Taxes of with respect to the Biologics SBU and/or the Purchased Assets or (B) make any change in any method of accounting, keeping of books of account, accounting practices, or material method of Tax accounting, in each case relating to the Biologics SBU and/or the Purchased Assets, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law.

(c) Each Party acknowledges and agrees that:

(i) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operation of the Biologics SBU prior to the Effective Time;

(ii) prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations; and

(iii) notwithstanding anything to the contrary set forth in this Agreement. no consent of Buyer shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate any Antitrust Law.

6.3 Required Notices, Approvals and Consents. As soon as reasonably practicable after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transactions, including all filings under the HSR Act and any other applicable Antitrust Laws in accordance with Section 6.4. Seller shall (A) provide all notices to third parties as required pursuant to the terms of, or as otherwise required by, any of the Assigned Contracts to Buyer, (B) use its commercially reasonable efforts to (i) obtain all consents required to effect the assignment of the Assigned Contracts to Buyer, (ii) obtain any landlord’s estoppel certificates requested by Buyer and in form and substance reasonably acceptable to Buyer from landlords under the BSBU Real Property Leases, and (iii) with respect to any BSBU Real Property Lease for which the applicable BSBU Leased Real Property is subject to an existing mortgage, deed of trust or ground lease, obtain any non-disturbance agreements requested by Buyer and in form and substance reasonably acceptable to Buyer, with any related fees of such non-disturbance agreements to be at Buyer’s sole cost and expense, (C) file or submit, to the FDA or any other Governmental Authority, all such duly executed filings and submissions as are necessary to transfer the rights to the Registrations (to the extent so transferable) to Buyer, including the Seller Registration Transfer Letter, and (D) make such filings as are reasonably necessary to transfer, to the extent so transferable from Seller under applicable Law, all special permits or licenses issued by the state or municipality in which each parcel of Real Property is located which are located in connection with the operation of the business of the Biologics SBU (including any environmental protection permits).

6.4 HSR Act; Other Antitrust Laws.

(a) As promptly as practicable after the date hereof, Buyer and Seller shall use their reasonable best efforts to make and shall cause their Affiliates to use their reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Transactions, including: (i) any notification and report forms and related material that may be required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and (ii) any filings required under any other applicable Antitrust Laws. Subject to restrictions required by Law, each of Buyer and Seller shall promptly supply the other with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 6.4. In addition, Buyer and Seller shall use their respective commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act and shall make any further filings that may be necessary, proper, or advisable in connection with the clearance of the Transactions under the HSR Act.

(b) If required pursuant to any other applicable Antitrust Law, as soon as practicable each Party shall make all filings required thereunder.

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Seller and Buyer shall notify the other promptly upon receipt of: (i) any comments or questions from any official of any Governmental Authority in connection with any filings made pursuant hereto or the Transactions and (ii) any requests by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Antitrust Laws and rules and regulations of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Transactions by any Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the Transactions. The Parties may, as they reasonably deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient with the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of both Buyer and Seller. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals, made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any Party.

(d) In furtherance and not in limitation of the other covenants of the Parties contained herein, Buyer shall use its commercially reasonable efforts to remedy any competition concerns that any Governmental Authority may have with respect to the consummation of the Transactions, including agreeing to any divestitures, hold separate orders, or conduct or licensing provisions reasonably necessary to obtain clearance of the Transactions under any Antitrust Laws. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or any of the Transactions as violative of any Antitrust Law, Buyer shall cooperate and use commercially reasonable efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Transactions. Seller shall cooperate in a commercially reasonable manner with such efforts.

6.5 Proxy Statement; Seller Stockholders’ Meeting.

(a) Proxy Statement. As promptly as practicable after the Execution Date, Seller shall prepare and file with the SEC a preliminary proxy statement relating to Seller Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Seller, after consultation with Buyer, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Buyer shall furnish all information as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. No more than fifteen (15) days following the filing of the preliminary Proxy Statement (if no SEC comments are received by Seller) or as promptly as practicable after the clearance of the Proxy Statement by the SEC (if the SEC furnishes comments to the Proxy Statement to Seller), Seller shall file a definitive Proxy Statement with the SEC and mail the Proxy Statement to its stockholders and to Buyer. Subject to Section 6.6, the Proxy Statement shall include the Seller Recommendation. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any event or circumstance relating to Buyer, or its officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Seller. If at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Buyer of such event and its intent to amend or supplement the Proxy Statement with respect thereto. All documents that Seller is responsible for filing in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

(b) Information Supplied. None of the written information supplied or to be supplied by Buyer or any of its Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to Seller’s stockholders and at the time of Seller Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Buyer is responsible for filing with the SEC in connection with the Transactions will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Seller Stockholders’ Meeting. Subject to Section 6.6, Seller shall call and hold a meeting of its stockholders (the “Seller Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC, for the purpose of obtaining the approval of the Required Seller Stockholders.

(d) No Restriction. Nothing in this Section 6.5 shall be deemed to prevent Seller or the board of directors of Seller from taking any action they are permitted or required to take under, and in compliance with, Section 6.6 or are required to take under applicable Law. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operations prior to the Effective Time.

6.6 No Solicitation; Acquisition Proposals.

(a) Seller shall not, and shall cause its Affiliates and Representatives not to, (i) solicit, initiate or knowingly encourage any inquiries or the making of any offer or proposal regarding any Alternative Transaction or (ii) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the Biologics SBU, the Products or Seller in connection with, or otherwise cooperate with a Person or group making any offer or proposal regarding any Alternative Transaction or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting, providing for or related to any Alternative Transaction other than in connection with the termination of this Agreement as provided for in Section 10.1(b)(ii).

(b) If, notwithstanding the provisions of Section 6.6(a), Seller shall have received a bona fide inquiry, proposal or offer relating to any Alternative Transaction received after the Execution Date, and such bona fide inquiry, proposal or offer was unsolicited after the Execution Date, then, in response thereto, Seller may furnish information relating to the Biologics SBU or Seller (so long as all such information has previously been made available to Buyer or is made available to Buyer prior to or concurrently with the time it is made available to such Person or group), or enter into discussions or negotiations with, the Person or group that has made such unsolicited bona fide inquiry, proposal or offer (the “Potential Acquirer”); provided, however, that each of the following conditions are met: (i) such Person or group first executes a confidentiality agreement substantially in the form of, and with terms no less favorable to Seller than, the Confidentiality Agreement, (ii) Seller has theretofore complied with this Section 6.6 in all respects, (iii) the board of directors of Seller determines in good faith (after consultation with Seller’s outside financial advisor and outside counsel) that such unsolicited bona fide inquiry, proposal or offer constitutes or is reasonably likely to lead to a Superior Transaction and (iv) Seller has provided Buyer with prior written notice, (A) that any information has been requested or any discussions or negotiations have been sought to be initiated relating to an Alternative Transaction, (B) of the identity of the Potential Acquirer and any other terms of such request, inquiry or Alternative Transaction (which notice shall include any written materials containing such communication) and (C) of its intent to take any such action.

(c) Without limiting Section 6.6(a), if Seller or any of its Representatives participate in discussions or negotiations with, or provides information to, a Potential Acquirer, Seller will keep Buyer advised on a substantially current basis of any material developments with respect thereto.

(d) Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Buyer and its Affiliates conducted prior to the Execution Date with respect to any Alternative Transaction.

(e) If the board of directors of Seller determines in good faith (after consultation with Seller’s outside financial advisor and outside counsel) that an unsolicited bona fide inquiry, proposal or offer consistent with Section 6.6(b) constitutes or is reasonably likely to lead to a Superior Transaction, the board of directors of Seller shall give Buyer fourteen (14) days to propose an amendment to the terms of this Agreement, after which period Seller may withdraw or effect a change in the Seller Recommendation or, subject to Section 10.1(b)(ii), enter into an agreement with respect to such Superior Transaction.

6.7 Transition Activities.

(a) Between the Execution Date and the Closing Date, Seller shall promptly furnish Buyer with such reasonable sample quantities of any Promotional Materials that Seller may have utilized in connection with Products during the three (3) month period prior to the Execution Date, for use by Buyer in preparing its own Promotional Materials and; provided, however, that Buyer shall not distribute such Promotional Materials prior to the Effective Time or prior to making any modifications or revisions necessary to clarify that, from and after the

Effective Time, Seller is no longer selling the Products. All costs and expenses incurred by Buyer with respect to creating any Promotional Materials shall be borne by Buyer.

(b) The Parties agree to negotiate in good faith and at the Closing enter into a Transition Services Agreement, to be effective immediately after the Effective Time, incorporating the terms set forth on Exhibit 6.7(b) and such other terms as are mutually agreed by the parties, and providing for the services specified therein, pursuant to which Seller and Buyer shall perform certain transitional services for the other Party in accordance with the terms and conditions thereof (the “Transition Services Agreement”).

(c) The parties agree to negotiate in good faith and at the Closing enter into a Contract Manufacturing Agreement, to be effective immediately after the Effective Time, incorporating the terms set forth on Exhibit 6.7(c) and such other terms as are mutually agreed by the parties, and providing for the services specified therein, pursuant to which Buyer shall manufacture certain Excluded Products for Seller after Closing in accordance with the terms and conditions thereof (the “Contract Manufacturing Agreement”).

(d)	(i) Each of Buyer and Seller acknowledge that the Seller Shared Use Assets (which constitute Excluded Assets except to the extent segregated or split pursuant to this Section), the Buyer Shared Use Assets (which constitute Purchased Assets except to the extent segregated or split pursuant to this Section) (such Assets, the “Shared Use Assets”) are currently used in or necessary to both the Biologics SBU and that portion of Seller’s business comprised of Excluded Assets (such business of Seller, the “Excluded Business”).

(ii) The Parties agree to cooperate and use commercially reasonable efforts between the Effective Time and the Closing Date to split or segregate such Shared Use Assets to allow:

(A) Seller to retain, from and after the Effective Time, that portion of any such Buyer Shared Use Asset that is necessary for the operation of the Excluded Business after the Effective Time and that is not necessary for the operation of the Biologics SBU after the Effective Time, as agreed prior to the Closing, or as otherwise agreed, by the Parties; and

(B) Buyer to acquire, from and after the Effective Time, that portion of any such Seller Shared Use Asset that is (x) necessary for the operation of the Biologics SBU after the Effective Time, (y) a Corporate Shared Services Asset necessary for or used in the provision of corporate shared services at the Boca Raton Facility and (z) that is not necessary for the operation of the Excluded Business after the Effective Time, as agreed prior to the Closing by the Parties.

(iii) To the extent that a Buyer Seller Shared Use Asset is split or segregated pursuant to this Section, the split or segregated portion agreed by the Parties to be owned or held by Seller after the Effective Time shall constitute, without further action required by the Parties, an Excluded Asset. To the extent that a Seller Shared Use Asset is split or segregated pursuant to this Section, the split or segregated portion agreed by the Parties to be owned or held by Buyer after the Effective Time shall constitute, without further action required by the Parties, a Purchased Asset.

(e) Review of Certain Contracts. The Parties acknowledge that due to operational considerations copies of certain Assigned Contracts have been delivered by Seller to Buyer for the first time within the two weeks prior to the Execution Date (“Recent Contracts”). During the two week period following the Execution Date, Seller and Buyer shall each independently review the Recent Contracts to identify any such contracts that such Party reasonably believes (a) are not required to operate the BSBU, (b) are likely to have an unforeseen adverse financial effect on the BSBU of more than $50,000, (c) would be unenforceable or would raise concerns regarding material compliance with Applicable Laws in connection with operation of the BSBU, or (d) would be unduly onerous to the operation of the BSBU after the Effective Time (any such Recent Contract so identified a “Designated Contract”). Upon completion of such review but in no event later than two weeks following the Execution Date, each Party shall notify the other Party of Designated Contracts, if any, identified in such Party’s review. Prior to the Closing, the Parties shall work together in good faith and use commercially reasonable efforts to resolve to their mutual satisfaction any adverse issues (as described in (a)-(d) above) raised in connection with any Designated Contracts identified in such review. Resolution of adverse issues may include, if the Parties mutually agree, treatment of the Designated Contract as an Excluded Asset.

6.8 Notifications; Updated Schedules. Between the Execution Date and the Closing Date:

(a) Seller, on the one hand, and Buyer and Parent, on the other hand, shall promptly notify the other Party or Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Articles III or VII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party or Parties receiving such notice;

(b) Seller shall give prompt notice to Buyer and Parent of (i) the existence, occurrence or non-occurrence of any fact, condition, matter, circumstance, claim or event the existence, occurrence or non-occurrence of which if not disclosed in the Schedules would cause the representations or warranties of Seller contained in Article IV to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Seller to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by it hereunder or under any Other Agreement; provided, however, that the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any such notice for all purposes of this Agreement, including Article XI, and the delivery of such notice shall not be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; except that if any such information would cause a condition to Buyer and Parent’s obligation to close the Transactions not to be met, in accordance with Articles III and VII, and Buyer and Parent choose to waive the condition with respect to such information and close, the Schedules shall be deemed to be amended to reflect such information for purposes of Article XI; and

(c) Seller may, by delivery to Buyer and Parent, update Schedules 1.1(a) through 1.1(y) and other Schedules representing informational disclosures rather than exceptions to representations and warranties as described in Section 6.8(b) above to correct typographical errors or inadvertent omissions and changes arising during the period between the Execution Date and Effective Time not resulting from a breach of a covenant of Seller in this Agreement and, absent an objection by Buyer and Parent in writing to be reasonably resolved between the Parties, any such updated Schedules shall replace the Schedules delivered by Seller in connection with the execution of this Agreement.

6.9 Further Assurances; Further Documents.

(a) As of the Execution Date, each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each of them, (ii) to cause the Transactions to be consummated and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

(b) Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, take all actions such other Party may reasonably request to help facilitate the physical transfer any Excluded Assets from any BSBU Real Property in connection with the consummation of the Transactions.

(c) Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the consummation of the Transactions.

(d) The Parties agree that in the event that, as of the Effective Time and despite the use of commercially reasonable efforts, the Parties have not successfully split or segregated all Shared Use Assets pursuant to Section 6.7(d), the Parties agree to negotiate in good faith to provide each other with continued use of or access to any such non-segregated Shared Use Assets through the Transition Services Agreement as reasonably requested.

6.10 Inventory. Seller shall use commercially reasonable efforts to ensure that the Closing Inventory, as reflected in the Closing Inventory Statement, equals or exceeds the Minimum Inventory, provided, however, that Buyer’s and Parent’s remedy for a failure to satisfy such covenant shall be exclusively limited to the Inventory Shortfall payment described in Section 2.8(e).

6.11 Buyer Financing. Buyer shall complete the financing arrangements contemplated by the Capital Commitment as necessary for Buyer to fund and pay the Purchase Price on the Closing Date as contemplated by Section 2.6(a) in a timely manner and in no event later than the Outside Date.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No Law, preliminary or permanent injunction or other order has been issued by any court or by any Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transactions on the Closing Date.

(b) Government Approvals. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred.

(c) Stockholder Approval. The Required Seller Stockholders shall have approved the Transactions.

(d) Shared Use Assets. Seller and Buyer shall each have used reasonable efforts to split or segregate the Shared Use Assets pursuant to Section 6.7(d), and to split or segregate any other Purchased Assets to the extent necessary to the Excluded Business, if agreed by the Parties.

7.2 Conditions Precedent to Buyer’s Obligations. Buyer’s obligations to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Buyer’s sole discretion, in writing by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV shall be true and correct as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 7.2 shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct would not, individually or in the aggregate be expected to have a Material Adverse Effect (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties). Buyer shall have received a certificate signed by a proper officer of Seller to such effect.

(b) Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement, and delivered or caused to be delivered to Buyer each item required under Section 3.2(a), on or before the Closing, and Buyer shall have received a certificate signed by a proper officer of Seller to such effect.

(c) Absence of Actions. There shall not be pending or threatened by any Governmental Authority any Actions (or by any other person any Actions that has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the Transactions, the Agreement or the Other Agreements, or seeking to obtain from Buyer in connection with the Transactions any damages that are material in relation to Buyer, (ii) seeking to prohibit or limit the ownership or operation by Buyer of any material portion of the Purchased Assets (including the business of the Biologics SBU), or to compel Buyer to dispose of or hold separate any material portion of the business or assets of Buyer (including, after the Closing, the Biologics SBU), as a result of the Transactions, (iii) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Purchased Assets other than any such limitations that are immaterial, or (iv) seeking to prohibit Buyer from effectively controlling in any material respect the Purchased Assets.

(d) Transfer Taxes. Seller shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Taxes that are required to be filed by Seller prior to Closing.

(e) Actions and Documents. All actions to be taken by Seller in connection with the consummation of the Transactions and all certificates, instruments and other documents required to effect the Transactions shall be reasonably satisfactory in form and substance to Buyer.

7.3 Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller’s sole discretion, in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer and Parent contained in Article V shall be true and correct as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 7.3 shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct would not, individually or in the aggregate be expected to have a materially adverse effect (without regard to materiality qualifiers contained within such representations and warranties) on Buyer’s performance hereunder. Seller shall have received a certificate signed by a proper officer of Buyer and Parent to such effect.

(b) Performance. Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform under this Agreement, and delivered or caused to be delivered to Seller each item required under Section 3.2(b), on or before the Closing, and Seller shall have received a certificate signed by a proper officer of Buyer to such effect.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Confidentiality; Publicity.

(a) The terms of the Confidentiality Agreement shall apply to any information provided to Seller, Buyer or Parent pursuant to this Agreement.

(b) The Parties shall jointly agree upon the necessity and content of any press release in connection with the Transactions. The Parties hereby agree to jointly issue a press release immediately after the execution of this Agreement. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding any contrary term contained herein or in the Confidentiality Agreement, (i) any disclosure that is required by Law as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party and (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least two (2) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof or a notification thereof and/or descriptions related thereto to comply with the requirements of an applicable stock exchange, Exchange regulation, or any Governmental Authority, including the SEC, and including the Proxy Statement and necessary 8-K filings, such Party shall, to the extent practicable, give advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

8.2 Availability of Records. After the Closing, Seller, on the one hand, and Buyer, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all BSBU Records in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Buyer; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Laws). Buyer and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to Products, the Biologics SBU, Purchased Assets or Assumed Liabilities prior to the Effective Time (with respect to Seller) or from and after the Effective Time (with respect to Buyer), including products liability and general insurance liability.

8.3 Use of Trade or Service Marks; Name Change.

(a) Other than as expressly provided in this Agreement and/or the Other Agreements, Buyer shall not use or permit any of its Affiliates or distributors to use any of the Seller Marks or any other corporate, trademarks or service marks or names now or hereafter owned or used by Seller, other than the BSBU Intellectual Property (on the terms provided herein and/or in the Other Agreements).

(b) Seller shall grant to Buyer a limited, worldwide, royalty-free license to use the Seller Mark “Nabi-HB” pursuant to a separate mutually agreeable trademark license agreement (the “Trademark License Agreement”) to be negotiated in good faith and entered into between the Parties effective as of the Effective Time and incorporating the terms and conditions set forth on Exhibit 8.3(b) and such other terms as are mutually agreed by the Parties.

(c) Seller hereby grants to Buyer, effective as of the Effective Time, a worldwide, royalty-free, non-exclusive, non-sublicenseable license to the name “Nabi” to the extent necessary for the collection of the Accounts Receivable for the benefit of Seller after the Effective Time, which license will expire upon the earlier of (i) collection of all such Accounts Receivable, (ii) the six (6) month anniversary of the Closing Date, or (iii) written notice from Seller to Buyer of such termination. Notwithstanding the foregoing, the Parties acknowledge and agree that such license shall not obligate Buyer to commence any Action for the purpose of collection of the Accounts Receivable for the benefit of Seller. Except as provided in Section 8.3(b), upon the expiration or termination of such license, Buyer shall discontinue, and shall cause all of its Affiliates and distributors to discontinue, all uses of the name “Nabi” and all derivations thereof and all associated marks, except as is reasonably necessary to identify the Purchased Assets in filings and reports submitted to Governmental Authorities.

8.4 Notification of Customers. Promptly after the Closing, Buyer and Seller shall jointly notify all customers set forth on Schedule 8.4: (a) of the transfer of the Purchased Assets to Buyer, (b) that all purchase orders for Products received by Seller prior to the Closing Date but not shipped prior to 11:59 p.m. Washington, DC time on or prior to the Business Day immediately preceding the Closing Date will be transferred to Buyer (provided that to the extent that any purchase order cannot be so transferred, Seller and Buyer shall cooperate with each other to ensure that such purchase order is filled and that Buyer receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred) and (c) that all purchase orders for Products received after the Closing Date should be sent to Buyer at 5800 Park of Commerce Boulevard, Boca

Raton, Florida 33487. Buyer and Seller shall agree upon an appropriate notice with respect to the transfer of Rebate Charge and Wholesaler Charge submissions to Buyer after the Closing Date.

8.5 Products Returns, Rebate Charges and Wholesaler Charges.

(a) NDC Numbers. Following the Closing Date, Buyer shall register with FDA to obtain its own NDC numbers with respect to Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Buyer. Thereafter, Buyer shall use, or cause to be used, its new NDC numbers on all invoices, orders, drug labels and labeling and other communications with all customers and Governmental Authorities.

(b) Products Returns. Buyer shall be responsible for processing, or causing to be processed, all Product returns requested on or after the Closing Date, including any returns of Products sold by Seller prior to the Closing Date. Seller shall reimburse Buyer for any and all credits or deductions taken by customers for any returns of any Inventory or Products that pursuant to Section 2.4(i) remain liabilities of Seller within thirty (30) days of the receipt by Seller of supporting documentation that describes the returns, credits and deductions in reasonable detail. Buyer shall have no obligations in respect of such returned Inventory and Products and Buyer shall not be entitled to any credit or reimbursement therefor. Buyer shall destroy, or cause to be destroyed, all such returned Inventory and Products in a manner consistent with applicable Law.

(c) Rebate Charges. Buyer shall be responsible for processing, or causing to be processed, all Rebate Charges requested on or after the Closing Date, including with respect to any Inventory or Products sold by Seller prior to the Closing Date. Notwithstanding the foregoing, the Parties acknowledge that the Department of Veterans Affairs National Acquisition Center must approve the removal of the applicable Products from Seller’s Federal Supply Schedule (“FSS”) contract before the responsibility, under such FSS contract, for processing such Rebate Charges or Wholesaler Charges related thereto is transferred from Seller to Buyer. Promptly after the Closing, the Parties shall pursue the removal of any Products from Seller’s FSS and addition of such Products to Buyer’s FSS contract. Both before such removal is complete and after such removal, Buyer shall be responsible for processing the FSS Rebate Charges and Wholesaler Charges. Seller shall reimburse Buyer for all Rebate Charges that pursuant to Section 2.4(j)/(k) remain liabilities of Seller within thirty (30) days of the receipt by Seller of invoices that describe the requested payments in reasonable detail.

(d) Wholesaler Charges. Buyer shall be responsible for processing, or causing to be processed, all Wholesaler Charges requested on or after the Closing Date, including with respect to any Products sold by Seller prior to the Closing Date. Seller shall reimburse Buyer for all Wholesaler Charges that pursuant to Section 2.4(j)/(k) remain liabilities of Seller within thirty (30) days of the receipt by Seller of invoices that describe the requested payments in reasonable detail.

8.6 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller and shall be collected by Seller or its Affiliates,

pursuant to the Transition Services Agreement, subsequent to the Closing. Any amounts collected by Buyer with respect to Accounts Receivable of Seller will be treated in all respects as the property of Seller. Any such amount shall be remitted to Seller no later than the last Business Day of the week in which such amount was received by Buyer.

8.7 Regulatory Matters.

(a) From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports, product deviation reports, annual reports, price reports (including Best Price, Average Manufacturers Price, Average Sales Price, Nonfederal Average Manufacturer Price and Industrial Funding Fee) and marketing disclosure reports) with the appropriate Governmental Authority (whether any relevant Products are sold before or after transfer of such Registrations) and shall indemnify and hold harmless Seller against any Damages resulting from preparation, calculation or filing (or failure to file) such reports, (ii) submitting all applications for marketing authorizations of new drugs, where such authorizations have not yet been granted, and variation of existing authorizations, (iii) taking all actions and conducting all communication with third parties with respect to Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering, contamination, or counterfeiting, and (iv) investigating all complaints and adverse drug experiences with respect to Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations).

(b) Seller shall provide Buyer with such data as is reasonably necessary to comply with Buyer’s reporting obligations under this Section 8.7 for such period as is reasonably necessary, not to exceed one (1) year after the Closing Date.

(c) From and after the Closing Date, Seller promptly shall notify Buyer within three (3) Business Days (or such shorter period as is required by Law) if Seller receives a complaint or a report of an adverse drug experience with respect to Products. In addition, Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to Products sold by Seller. Seller will also promptly inform Buyer within three (3) Business Days if: (i) Seller receives any information concerning deviations, changes of process or flaws that may impact the Products, or (ii) Seller receives any announcement or indication of planned or contemplated audits, inspections, or reviews of documents, sites or facilities by any Governmental Authority.

(d) From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for (i) conducting all voluntary and mandatory recalls of units of Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of units of Products sold by Seller deemed necessary by Seller in its reasonable discretion, (ii) conducting all communications and submitting all required reports to any Governmental Authority concerning the recalls and (iii) notifying customers and consumers about the recalls; provided, however, that

Seller shall reimburse Buyer for the reasonable expenses and costs of conducting reasonable recalls, withdrawals, field corrections or lookback disposals to the extent that Seller remains liable therefore pursuant to Section 2.4(h), including the costs of notifying customers and consumers, the costs associated with shipment of such recalled Products, the price paid for such Products, and reasonable credits extended to customers in connection with the recall. Seller promptly shall notify Buyer in the event that a recall of Products sold by Seller is necessary.

(e) Seller and Buyer each agree to promptly prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Authority in connection with the Transactions and transfer and assumption of the Registrations, including the filings contemplated by Sections 3.2(a)(iii) and 3.2(b)(iii), and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.8 Website Information. Within twenty (20) days following the Closing Date, and for a period of no less than one hundred eighty (180) days following the Closing Date, Seller shall add to its website the information set forth on Schedule 8.8 relating to the Transaction.

8.9 Tax Matters.

(a) All Transfer Taxes shall be split equally between Seller and Buyer. Buyer shall pay for (i) title insurance (including any title premiums) and the cost to update any surveys with respect to the Facilities, (ii) all Transfer Taxes payable in connection with any mortgages obtained by Buyer, (iii) all other costs associated with its financing and (iv) all costs associated with its due diligence review of the Facilities; provided, however, that Seller and Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Tax Law.

(b) Seller and Buyer hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Buyer of the Purchased Assets by Seller.

(c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that any property taxes, exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(d) Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for all taxable years or periods ending on or before the Closing, and shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for all taxable years or periods ending after the Closing Date (including any Straddle Periods) and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay to Buyer any Taxes for which Seller is liable pursuant to Section 2.4(l) (but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence) within ten (10) Business Days prior to the due date for the filing of such Tax Returns or the due date for the payment of such Taxes, whichever is earlier.

8.10 Insurance. Upon the Closing Date, and for a period of time expiring ninety (90) days thereafter, (a) Seller shall maintain each of the Insurance Policies set forth on Schedule 4.23(a), or tail coverage reasonably comparable thereto, at its cost, in full force and effect and (b) Buyer shall bind and maintain insurance coverage reasonably comparable to such policies, at its cost, in full force and effect. Neither Seller nor Buyer shall breach or default under any provision of any such insurance policy which could reasonably be expected to impair the ability of the insured to collect insurance proceeds under such insurance policy, and Seller shall cause Buyer, and Buyer shall cause Seller, to be listed as an “additional insured” under each such insurance policy.

8.11 Right of First Negotiation and First Refusal. Seller shall grant to Buyer a right of first negotiation and a right of first refusal to obtain rights to utilize StaphVAX and to license the StaphVAX IP as would be necessary to enable Buyer to use StaphVAX solely for purposes relating to Altastaph. The terms and conditions of such rights shall be set forth in a mutually agreeable agreement to be negotiated in good faith and entered into between Buyer and Seller effective as of the Effective Time and incorporating the terms and conditions set forth on Exhibit 8.11 and such other terms mutually agreed by the parties (the “Right of First Refusal Agreement”).

ARTICLE IX

EMPLOYEE MATTERS

9.1 Employee Transfer.

(a) Buyer shall offer to employ, on an at-will basis and at compensation levels/bonus opportunities reasonably comparable to those currently available to such employees, all BSBU Employees and all DCSS Employees, subject to their resignation from employment with Seller. Any such offers of employment shall be in writing and shall be delivered to such employees at least ten (10) Business Days prior to the Closing (each employee who accepts such offer and becomes employed by Buyer, herein referred to as a “Hired Employee”). For a period of two (2) years following the Execution Date, Buyer agrees that, except as permitted by this Section 9.1(a) or as agreed to in writing by Seller, it shall not solicit for employment, offer employment to, or hire as an employee or consultant any individual who is, or was within six (6) months prior to such solicitation, offer, or hiring, an employee of Seller, except those employees whose work relates to the Biologics SBU or the operation of Seller’s headquarters in Boca Raton, Florida.

(b) [Reserved].

(c) Buyer shall offer to all Hired Employees participation in a Plan that is intended to meet the requirements of Section 401(k) of the Code and in the following benefits: medical, dental, vision, accident, life, disability, vacation and leave, but excluding equity incentives and severance that are, taken as a whole, reasonably comparable to those similar arrangements available to the Hired Employees by Seller immediately prior to the Closing.

9.2 Benefits.

(a) As of the Effective Time, Hired Employees who are participants in the Seller Plan that is intended to meet the requirements of Section 401(k) of the Code (the “Seller’s 401(k) Plan”) shall cease to be eligible for any future contributions to Seller’s 401(k) Plan except with respect to compensation from Seller prior to the Closing and as provided under Seller’s 401(k) Plan, and shall be entitled to a distribution of their account balances under Seller’s 401(k) Plan in accordance with such plan and as permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code, including a direct transfer of an eligible rollover distribution within the meaning of Section 401(a)(31) of the Code) from Seller’s 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution, including a rollover of any loans outstanding under Seller’s 401(k) Plan, to a plan maintained by Buyer or an Affiliate of Buyer that is intended to meet the requirements of Section 401(k) of the Code.

(b) Seller shall pay out to any Hired Employees all paid leave bank benefits earned but not yet used as of the date on which they terminate employment with Seller in order to commence employment with Buyer.

(c) As of the Effective Time, Buyer shall, with respect to its 401(k) and other employee benefit plans, policies, programs or arrangements that contain a service credit component and that are maintained by Buyer after the Closing (solely to the extent applicable to such Hired Employee), credit each Hired Employee with the applicable service credited for such Hired Employee’s duration of employment by Seller (or any predecessor to Seller).

(d) Seller shall retain all liability under the Seller Plans. Any group health plan established or maintained by Buyer (a “Buyer Health Plan”) shall, with respect to the Hired Employees, (i) waive any waiting period (except to the extent such waiting period would have applied under any Seller group health plan in effect immediately prior to the Closing), (ii) waive any exclusion or limitation for preexisting conditions which were covered (with respect to any Hired Employee and his or her covered dependents) under any group health plan maintained by Seller prior to the Closing and (iii) grant credit (for purposes of annual deductibles, co-payment and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date under any Seller group health plan during the plan year in which the Closing Date occurs. For purposes of eligibility to participate and vesting with respect to any Buyer Health Plan or any plan maintained by Buyer which is intended to satisfy the requirements of Section 401(k) of the Code, each Hired Employee shall be granted credit for his or her years of service with Seller prior to the Closing to the same extent as such Hired Employee was granted credit for such service under any similar plan maintained by Seller.

(e) Seller shall retain responsibility for and continue to pay all medical and dental plan benefits for each Hired Employee with respect to claims incurred by such Hired Employee or his or her covered dependents under the Seller Plans prior to the Closing Date. Buyer shall be responsible, under its employee benefit plans, for all expenses and benefits with respect to claims incurred by Hired Employees or their covered dependents on or after the Closing Date, including, but not limited to, medical, dental, disability, life insurance and workers’ compensation benefits. Buyer shall be responsible for all workers’ compensation claims relating to any Hired Employee incurred on or after the Closing Date.

(f) Without limiting the generality of Section 2.4, Seller shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law to BSBU Employees, DCSS Employees and any other current and former employees of Seller and their eligible dependents with respect to “qualifying events” (as defined in Section 4980B of the Code) occurring on or prior to the Closing Date. Buyer shall be responsible for satisfying all obligations under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law with respect to any Hired Employee and their eligible dependents with respect to “qualifying events” occurring after the Closing Date.

9.3 Employee Information. Following the Execution Date, Seller shall use commercially reasonable efforts to provide Buyer with information and data reasonably requested by Buyer in connection with Buyer’s rights and obligations under this Article IX, including exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

ARTICLE X

TERMINATION AND SURVIVAL

10.1 Termination.

(a) This Agreement may be terminated:

(i) at any time before the Effective Time by mutual written consent of Buyer and Seller;

(ii) by any Party, in writing, if the Transactions have not been consummated on or before March 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the Effective Time failing to occur on or before the Outside Date;

(iii) by any Party if any Governmental Authority of competent authority shall have enacted, promulgated, enforced or entered any injunction, order, decree or ruling, or taken any other action (including the failure to take action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the provisions of this Section 10.1(a)(iii) shall not be available to any Party unless such Party shall have used its commercially reasonable efforts to oppose any such action of a Governmental Authority or to have such action of a Governmental Authority vacated or made inapplicable to the Transaction; or

(iv) by any Party if the adoption of this Agreement by the Required Seller Stockholders shall not have been obtained at Seller’s Stockholders’ Meeting (or at any adjournment thereof) by reason of the failure to obtain the required vote.

(b) This Agreement may be terminated by Seller, in writing, if:

(i) Seller is not in material breach of its obligations under this Agreement, and if Buyer is in material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement and such breach (A) would cause the conditions set forth in Section 7.1 or 7.3 not to be satisfied and (B) is not cured by Buyer within ten (10) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Buyer prior to the Outside Date; or

(ii) Seller accepts or enters into a Superior Transaction; provided, however, that each of the following conditions have been met: (A) Seller has theretofore complied with their obligations under Section 6.6, (B)(1) Seller has given Buyer prior written notice (a “Notice of Superior Transaction”) of its intention to accept or enter into a Superior Transaction and of all the material terms and conditions of such Superior Transaction and (2) Buyer does not within fourteen (14) days of receipt by Buyer of the Notice of Superior Transaction, make an offer that the board of directors of Seller determines, in its good faith judgment (after consultation with Seller’s outside financial advisors and outside counsel) to be at least as favorable to Seller as such Superior Transaction; provided, however, that during such fourteen (14) Business Day period, Seller shall have negotiated in good faith with Buyer (to the extent that Buyer wishes to negotiate) to enable Buyer to make such an offer; and provided, further, that, in the event of any amendment to the financial or other terms of such proposed Superior Transaction, Seller shall deliver to Buyer an additional written Notice of Superior Transaction, and the fourteen (14) day period referenced above shall be extended for an additional seven (7) Business Days after Buyer’s receipt of such additional Notice of Superior Transaction, (C) the board of directors of Seller, after taking into account any modifications to the terms hereof agreed to by Buyer after receipt of such notice, continues to believe such proposed transaction continues to constitute a Superior Transaction, (D) Seller shall concurrently with its delivery of the written notice of termination have paid to Buyer the Termination Fee pursuant to Section 10.2(b) (and any termination pursuant to this Section 10.1(b)(ii) shall not be effective unless and until such fee has been paid); and (E) the Required Seller Stockholders have not yet approved the Agreement.

(c) This Agreement may be terminated by Buyer, in writing, if:

(i) Buyer is not in material breach of its obligations under this Agreement, and if Seller is in material breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement and such breach (A) would cause the conditions set forth in Section 7.1 or 7.2 not to be satisfied and

(B) is not cured by Seller within ten (10) days after written notice thereof or, in the reasonable determination of Buyer, is incapable of being cured by Seller prior to the Outside Date; or

(ii) Buyer is not in material breach of its obligations under this Agreement, and if, prior to the obtaining the approval of this Agreement by the Required Seller Stockholders (A) Seller has failed to include the Seller Recommendation in the Proxy Statement, (B) Seller has withdrawn or materially changed the Seller Recommendation, or (C) the board of directors of Seller approves or recommends a Superior Transaction to Seller’s stockholders in accordance with Section 6.6.

10.2 Procedure and Effect of Termination.

(a) Upon termination of this Agreement by a Party pursuant to Section 10.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate forthwith, and shall become void, and except as expressly provided herein, there shall be no liability or obligation on the part of the Parties or their respective Representatives. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) Section 8.1, this Article X, Article XI and Article XII; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination. No termination of this Agreement shall release or be construed as releasing any Party from any Liability to another Party which may have arisen, in the first instance, under this Agreement prior to termination (e.g., for misrepresentation, breach of warranty or breach of covenant).

(b) If this Agreement is terminated by Seller pursuant to Section 10.1(b)(ii) or by Buyer pursuant to Section 10.1(c)(ii), then Seller shall, no later than five (5) Business Days after such termination, pay to Buyer an amount equal to (i) Eight Million Five Hundred Thousand Dollars ($8,500,000) (such payment, the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Buyer in writing, and Seller shall have no further obligation upon such termination and payment of the Termination Fee to pay any amount with respect to Buyer’s expenses in connection with this Agreement and the Transactions. If this Agreement is terminated pursuant to Section 10.1(a)(iv), then Seller shall, no later than five (5) Business Days after such termination, pay to Buyer an amount equal to Buyer’s reasonable and documented out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions, not to exceed Three Million Dollars ($3,000,000). If, within twelve (12) months after the Execution Date and subsequent to a termination pursuant to Section 10.1(a)(iv), Seller consummates a transaction including the acquisition, directly or indirectly, by any Person (other than Buyer) of at least fifty percent (50%) of the shares of capital stock or other voting equity securities of Seller, whether by stock purchase, merger or otherwise, or of the assets of Seller, with terms at least as favorable to Seller in the aggregate as the terms of the Transactions, upon consummation of such subsequent transaction, then Seller shall, no later than five (5) Business Days after such consummation, pay to Buyer the difference of (A) Eight Million Five Hundred Thousand Dollars ($8,500,000), and (B) any amounts already paid to Buyer as reimbursement of Buyer’s out-of-pocket expenses pursuant to the immediately preceding sentence. The Termination Fee is in no respect intended by the Parties to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of warranty, breach of covenant or other breach of this Agreement.

(c) Each of the Parties acknowledges that the agreements contained in this Section 10.2 are an integral part of the Transactions and have been agreed to by each of the Parties hereto in order to induce the other Parties to enter into this Agreement and to consummate the Transactions, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions. In the event that Seller should fail to pay the Termination Fee when due, Seller shall reimburse Buyer for all reasonable costs and expenses actually incurred or accrued by Buyer (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of the provisions of this Section 10.2, plus interest thereon at the rate of five percent (5%) per annum.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and in any Other Agreement shall survive the Effective Time in accordance with the following:

(a) the representations and warranties of Seller contained in, on or arising out of this Agreement shall survive the Closing hereunder until March 31, 2009; provided, however, that (i) the representations and warranties set forth in Section 4.11 (Taxes) and Section 4.14 (Environmental, Safety and Health) shall survive until thirty (30) days following the expiration of the applicable statutes of limitations, and (ii) the representations and warranties of Seller set forth in Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.3 (Organizational Documents), Section 4.4 (No Conflicts; Enforceability), and Section 4.5 (Title; Sufficiency) shall survive indefinitely (collectively, such representations and warranties set forth in this Section 11.1(a)(ii), the “Fundamental Representations”); and

(b) the representations and warranties of Buyer contained in, on or arising out of this Agreement shall survive the Closing hereunder until March 31, 2009; provided, however, that the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Due Authorization) and 5.3 (No Conflicts; Enforceability) shall survive indefinitely.

The covenants and agreements contained in this Agreement that require by their terms performance or compliance on and after the Effective Time shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.

11.2 Indemnification by Seller.

(a) Subject to Sections 11.2(b) and 11.8, Seller shall indemnify and defend Buyer, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (“Buyer Indemnitees”) against, and hold them harmless from, any Losses incurred (payable promptly upon written request) by any Buyer Indemnitee, to the extent arising from, in connection with, or otherwise with respect to:

(i) any breach of any representation or warranty of Seller that survives the Effective Time and is contained in this Agreement or in any Other Agreement (in each case disregarding, for purposes of determining the amount of Losses relating thereto, any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty); provided, however, that Seller shall not be required to indemnify any Person, and shall not have any liability under this Section 11.2(a)(i) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Buyer Indemnitee;

(ii) any breach of any covenant of Seller contained in this Agreement or in any Other Agreement;

(iii) any Excluded Liability; and

(iv) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the Transactions.

(b) Seller shall have no indemnification obligations pursuant to Section 11.2(a)(i), except to the extent that the aggregate amount of Losses incurred or suffered by Buyer that Seller is otherwise responsible for under Section 11.2(a)(i) exceeds One Million Two Hundred Fifty Thousand ($1,250,000) (the “Indemnification Threshold”), at which time Seller shall be obligated to indemnify the Buyer Indemnitees for the entire amount of the Losses without regard to the Indemnification Threshold; provided, however, that the maximum liability of Seller for all claims by Buyer under Section 11.2(a)(i), (ii) and (iv) together shall not in any case exceed twenty-five percent (25%) of the Purchase Price (the “Cap”), and; provided, further, that Seller shall have no indemnification obligations for Claims for which the Losses are less than Twenty-Five Thousand Dollars ($25,000) per Claim (the “Mini-Claim Deductible”) and in such case where such Losses exceed the Mini-Claim Deductible Seller shall only be obligated for the Losses on such Claim in excess of the Mini-Claim Deductible. Nothing in this Agreement (including this Section 11.2) shall be deemed to limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts at any time in connection with any action or claim based on fraud or intentional misconduct of Seller or any Affiliate of Seller.

11.3 Indemnification by Buyer. Subject to Section 11.8, Buyer shall indemnify and defend Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (“Seller Indemnitees”) against, and agrees to hold them harmless from, any Losses sustained or incurred (payable promptly upon written request by any Seller Indemnitee), to the extent arising from, in connection with, or otherwise with respect to:

(a) any breach of any representation or warranty of Buyer that survives the Effective Time and is contained in this Agreement or in any Other Agreement (in each case disregarding, for purposes of determining the amount of Losses relating thereto, any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty); provided, however, that Buyer shall not be required to indemnify any Person, and shall not have any liability under this Section 11.3(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Seller Indemnitee;

(b) any breach of any covenant of Buyer contained in this Agreement or in any Other Agreement;

(c) any Assumed Liability; and

(d) any fees, expenses or other payments incurred or owed by Buyer to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the Transactions.

11.4 Recoupment Against Escrow Agreement. Any indemnification to which any Buyer Indemnitee is entitled under this Article XI as a consequence of any Losses shall first be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement.

11.5 Calculation of Losses; Treatment of Indemnification Payments.

(a) The amount of any Loss for which indemnification is provided under Section 11.2(a) or Section 11.3 shall be net of any amounts actually recovered by the Indemnified Party (as defined below) under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit immediately realized by the Indemnified Party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under Section 11.2(a) or Section 11.3 or the incurrence or payment of any indemnified Loss.

(b) The amount of Losses recoverable by an Indemnified Party under Section 11.2(a) or Section 11.3 shall be reduced by the amount of any payment received from an insurance carrier or other third-party indemnitor by such Indemnified Party (or an Affiliate thereof) with respect to the Losses to which such claim for indemnification relates, net of the cost of collection and any increase in insurance cost resulting from such recovery. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification or other third-party indemnity payment from the Indemnifying Party, it shall pay to the Escrow Account, if the Escrow Agreement is still in effect, otherwise to the Indemnifying Party (as defined below), within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under Section 11.2(a) or Section 11.3, as applicable, with respect to such claim plus the amount of the insurance payments directly related to such claim received by the Indemnified Party, over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under Section 11.2(a) or Section 11.3, as applicable.

(c) Any indemnity payment under Section 11.2(a) or Section 11.3 shall be treated as an adjustment to the Purchase Price to the maximum extent allowable under applicable Law, and for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

11.6 Termination of Indemnification. The obligations of any Indemnifying Party to indemnify and hold harmless any Indemnified Party, (a) pursuant to Section 11.2(a)(i) or Section 11.3(a), shall terminate on March 31, 2009 (except to the extent that pursuant to Section 11.1 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Section 11.2 and Section 11.3, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 11.7 to Indemnifying Party.

11.7 Procedures.

(a) In order for any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party therefor (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the

Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party.

(c) Notwithstanding Section 11.7(b), the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if any of the following conditions are not satisfied:

(i) the Indemnifying Party shall acknowledge in writing that it shall be fully responsible, subject to Sections 11.2(b) and 11.9, for all Losses relating to such proceeding;

(ii) the Indemnifying Party must diligently defend such proceeding;

(iii) the Indemnifying Party must furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the financial resources of the Indemnifying Party (or the funds available in the Escrow Account), in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding; and

(iv) such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party, and shall not involve claims for specific performance or other equitable relief; and

(v) there does not exist, in the Indemnified Party’s good faith judgment based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 11.2 or Section 11.3 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.2 or Section 11.3, except to the extent that the Indemnifying Party demonstrates that it has been actually and materially prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved through arbitration proceedings (and not by litigation) consistent with Section 12.8.

11.8 Sole Remedy; No Additional Representations. Except as otherwise specifically provided herein or in any Other Agreement and other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Execution Date, (a) each of Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the Effective Time with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Other Agreements and the Transactions, the Purchased Assets and the Assumed Liabilities and Excluded Liabilities shall be pursuant to the indemnification provisions set forth in this Article XI or as provided in Sections 12.8 or 12.9, and (b) each of Buyer and Seller hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have, now or in the future, against Buyer or Seller, as the case may be, arising under or based upon any Federal, state or local law, rule or regulation (including (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Losses, cost recovery or contribution arising under any Environmental Law).

11.9 Limitations on Liability.

(a) Notwithstanding anything to the contrary herein, Buyer Indemnitees shall be entitled to recover for Losses under Section 11.2(a)(i) with respect to any matters disclosed pursuant to Section 6.8 even if the Closing shall have occurred, except in the case of Buyer’s waiver of a Closing condition and the Closing hereunder, and then only with respect to the matters specifically identified in such waiver.

(b) Seller and Buyer shall reasonably cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that Buyer and Parent may not sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of their rights or obligations under this Agreement without the prior written consent of Seller, which consent may be granted, withheld or conditioned at Seller’s sole and absolute discretion; provided, further, that any permitted assignment shall protect Seller’s rights under this Agreement. Notwithstanding the foregoing, Buyer may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its subsidiaries or Affiliates or to any Person which becomes a successor in interest to Buyer or its subsidiaries, and Buyer may collaterally assign its rights (but not its obligations) under this Agreement and the Other Agreements to its secured lenders.

12.2 Expenses. Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transactions.

12.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by facsimile (with confirmation of transmission), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller, to:

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville, MD 20852

Attention: General Counsel

Facsimile: 301.770.3099

with copies (which shall not constitute notice) sent concurrently to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Michael C. Williams

Facsimile: 202.637.5910

If to Buyer, to:

Biotest Pharmaceuticals Corporation

c/o Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Attention: Michael Ramroth

Facsimile: +49 6103 801 347

with copies (which shall not constitute notice) sent concurrently to:

Kaye Scholer LLC

3 First National Plaza, Suite 4100

70 West Madison Street

Chicago, Illinois 60602

Attention: Russell Pallesen

Facsimile: 312.583.2545

If to Parent, to:

Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Attention: Michael Ramroth

Facsimile: +49 6103 801 347

with copies (which shall not constitute notice) sent concurrently to:

Kaye Scholer LLC

3 First National Plaza, Suite 4100

70 West Madison Street

Chicago, Illinois 60602

Attention: Russell Pallesen

Facsimile: 312.583.2545

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

12.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.

12.5 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

12.6 No Third-Party Beneficiaries. Except as otherwise set forth under Article XI, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, the Buyer Indemnitees and the Seller Indemnitees any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

12.7 Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

12.8 Governing Law; Arbitration. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. In the event of any dispute, controversy or Action arising out of or relating to this Agreement, the Other Agreements, or the Transactions among any of the Parties hereto (other than with respect to the determinations by the Accounting Arbitrator), the dispute shall be settled by binding arbitration, before three (3) arbitrators, which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten (10) calendar days after receipt of a notice of intention to arbitrate sent by one Party, each of Seller and Buyer shall designate in writing one (1) arbitrator to resolve the dispute, which two (2) arbitrators shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, failing which, the third arbitrator shall be appointed by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The arbitrators so designated (a) shall each be experienced in commercial and business affairs and specifically have expertise with businesses of types similar to that of the Biologics SBU, (b) shall not be employees, consultants, officers or directors of any Party or any Affiliate of any Party and (c) shall not have received any compensation, directly or indirectly, from any Party or any Affiliate of any Party during the two (2) year period preceding the Closing Date. The arbitration proceedings shall be governed by the Commercial Rules of the AAA but need not be administered by that organization. The Parties hereto shall request the arbitrators to use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings; provided, however, that the failure of the arbitrators to so rule during such period shall not affect or impair the validity of any arbitration award. The determination of the arbitrators as to the resolution of any dispute shall be final, binding and conclusive upon all Parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the Parties hereto. Each Party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration and the fees of the third arbitrator shall be paid fifty percent (50%) by each of Seller and Buyer; provided, that the arbitrators shall have the discretion to equitably allocate all fees and expenses of the arbitration (both of the arbitrators and the Parties themselves) based on the nature and outcome of the dispute. The place of the arbitration shall be New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award. The Parties agree that after a clear and specific factual finding has been made with respect to a particular factual matter by the arbitrators pursuant to this Section 12.8 or by the Accounting Arbitrator, such clear and specific factual finding shall be deemed to have been finally determined by the Parties for all purposes under this Agreement and, thereafter, no Party shall have the right to seek any contrary determination in connection with any later arbitration proceeding.

12.9 Injunctive Relief. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur, no adequate remedy at law will exist and damages would be difficult to determine. Accordingly, notwithstanding anything to the contrary in this Agreement, the Party or Parties not in breach will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of another Party’s performance of its obligations under this Agreement. The Parties agree that in the event another Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Parties with service of process of a complaint and summons under the procedures set forth in any German or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Parties with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

12.10 Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

12.11 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.12 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

12.13 Parent Guaranty. Parent hereby irrevocably and unconditionally guaranties and promises to pay and perform, upon Seller’s demand following default of Buyer, in lawful money of the United States of America, any and all obligations of Buyer from time to time owed to Seller under this Agreement, subject to any applicable cure period. Separate action or actions may be brought and prosecuted against Parent, whether or not any action is brought or prosecuted against Buyer or whether Buyer is joined in any such action or actions. Parent further agrees that if Buyer shall fail to fulfill any of its obligations under this Agreement, Parent will perform the same on demand as a principal obligor, and not as a surety. This is a continuing guaranty of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations have been indefeasibly paid and performed in full. Parent represents and warrants that it will personally receive a substantial economic benefit from the Transactions giving rise to the obligations of Buyer under this Agreement. Parent acknowledges that Seller would not execute this Agreement if it did not receive this guaranty.

* * * * * * * * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

NABI BIOPHARMACEUTICALS

By:	/S/ LESLIE HUDSON, PH.D.
Name:	Leslie Hudson, Ph.D.
Title:	President and Chief Executive Officer

BIOTEST PHARMACEUTICALS CORPORATION

By:	/S/ MICHAEL RAMROTH
Name:	Michael Ramroth
Title:	President

BIOTEST AG

By:	/S/ DR. GREGOR SCHULTZ
Name:	Dr. Gregor Schultz
Title:	Chief Executive Officer

By:	/S/ DR. MICHAEL RAMROTH
Name:	Dr. Michael Ramroth
Title:	Chief Financial Officer

S-1	Asset Purchase Agreement

ANNEX 1.1

DEFINITIONS

“AAA” has the meaning set forth in Section 12.8.

“Accounts Payable” means all operating liabilities of Seller incurred in the Ordinary Course of Business, whether or not billed, arising in connection with the operations of the Biologics SBU or the development, manufacture or sale of Products prior to the Effective Time.

“Accounts Receivable” means all accounts and accounts receivable of Seller or any of its Affiliates, unpaid interest, penalties or fees accrued on any such accounts or receivables, including any payments received with respect thereto after the Effective Time, arising prior to the Effective Time.

“ACSM” means the American Congress of Surveying and Mapping.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder, and the Public Health Service Act, as amended, and regulations promulgated thereunder.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority, arbitrator or arbitral panel.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to Control another Person if it owns or Controls, directly or indirectly, more than twenty-five percent (25%) of the voting equity of the other Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.9(a).

“ALTA” means the American Land Title Association.

“AltaStaph” means Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)].

“Alternative Transaction” means any (i) direct or indirect acquisition of any of the shares of capital stock or other voting equity securities of Seller by any Person (including by means of a spin-off, split-off or public offering), (ii) merger, consolidation, recapitalization, liquidation, dissolution or similar transaction directly or indirectly involving Seller, (iii) direct or indirect sale or other disposition of all or a substantial portion of the assets of Seller, and (iv) other transactions that would reasonably be expected to impede, interfere with, prevent, materially delay or limit the economic benefit to Buyer of, the Transactions.

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“Anti-D” means the anti-D polyclonal antibody, an investigational human polyclonal antibody product, manufactured from human plasma, intended for use to achieve a temporary and occasional long-term elevation of the platelet counts.

“Antitrust Laws” means all United States federal and state, and any foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws relating to antitrust or competition matters, including the HSR Act and all other federal, state and foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Laws” has the meaning set forth in Section 4.16.

“Applicable Permits” means the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller that relate to, are used in, or are necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those set forth on Schedule 1.1(a).

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

“Assigned Contracts” means those Contracts, including open purchase orders, relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those Contracts set forth on Schedule 1.1(b).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed and to be attached hereto as Exhibit 1.1(a).

“Assignment of BSBU Intellectual Property” means the Assignment of BSBU Intellectual Property, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed and to be attached hereto as Exhibit 1.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Tax Liabilities” has the meaning set forth in Section 2.3(h).

“Baxter” means Baxter Pharmaceutical Solutions LLC and its Affiliates.

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“Bill of Sale” means the Bill of Sale, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed and to be attached hereto as Exhibit 1.1(c).

“Biologics SBU” has the meaning set forth in the Recitals.

“BLA” means the biologic license applications for Products specified in Schedule 1.1(r) including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining to the foregoing in the possession or control of Seller as of the Effective Time.

“BSBU Copyrights” means those copyrights relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those copyrights set forth on Schedule 1.1(d), which schedule sets forth the registration, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the registration, if any.

“BSBU Domain Names” means those domain names relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those domain names set forth on Schedule 1.1(e)(1), which schedule sets forth the registration, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the registration; provided, however that “Nabi.com” and the domain names set forth on Schedule 1.1(e)(2) shall not constitute BSBU Domain Names.

“BSBU Employee” means an employee who is employed by Seller and whose services are related to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products. The BSBU Employees’ names, job titles and current compensation are set forth on Schedule 1.1(f).

“BSBU Equipment” means all machinery, equipment, motor vehicles, rolling stock, furniture, supplies, office equipment, improvements, parts, the manufacturing tools and test equipment (other than Inventory) owned by Seller and relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the items set forth on Schedule 1.1(g).

“BSBU Goodwill” means all goodwill associated with the Biologics SBU or the Products.

“BSBU Intellectual Property” means all the Intellectual Property relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the BSBU Patents, BSBU Copyrights, BSBU Domain Names, BSBU Know-How, BSBU Marks, BSBU Software and BSBU Trade Dress, in each case whether registered or not, and in each case wherever such right exist throughout the world, and including the right to Claims for past infringement.

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“BSBU Know-How” means as owned, licensed or Controlled by Seller and relating to, used in or necessary for operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, all the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a Patent.

“BSBU Leased Real Property” has the meaning set forth in Section 4.12(b).

“BSBU Licenses” means all rights and benefits under licenses (including licenses to use computer software), permits, quotas, authorizations, and franchises from any Person relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products.

“BSBU Marks” means the Trademarks registered with the PTO or other equivalent Governmental Authority, which are utilized by Seller to identify Products or are relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the Trademarks set forth on Schedule 1.1(h) and all common law rights, applications and registrations therefor, and all goodwill associated therewith, but excluding the Seller Marks. Schedule 1.1(h) sets forth the registration, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the registration

“BSBU Owned Real Property” has the meaning set forth in Section 4.12(a).

“BSBU Patents” means the Patents relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products set forth on Schedule 1.1(i), which schedule sets forth the registration, patent, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the patent or registration.

“BSBU Personal Property Leases” means all rights and benefits under leases, subleases, sub-subleases, licenses or other agreements under which Seller leases, licenses or uses or has the right to use, now or in the future, any personal property relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products.

“BSBU Prepaid Expenses” means all prepaid expenses of the Seller consisting of security, utility and other deposits and business and other license fees relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those deposits listed on Schedule 1.1(x).

“BSBU Real Property Leases” has the meaning set forth in Section 4.12(b).

A-4	Annex 1.1 to Asset Purchase Agreement

“BSBU Records” means to the extent permitted by Law to be transferred by Seller, all books and records relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including copies of all material customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases, cost files and records, distribution records, copies of Tax records, promotional literature and materials, advertising copy, and correspondence (excluding invoices) with respect to the Biologics SBU or the Products, to the extent maintained by Seller, wherever located, and all complaint files, adverse event files and product deviation files with respect to the Biologics SBU or the Products, wherever located; provided, however, that (a) in each case, Seller may exclude any Excluded Intellectual Property contained therein that is not related to, used in and necessary for the Biologics SBU and the Products, which Excluded Intellectual Property shall continue to be owned by Seller and licensed to Buyer in accordance with the provisions of Sections 6.7(a) and 8.5, and may be otherwise used and exploited by Seller in compliance with this Agreement, (b) Seller may retain: (i) a copy of any such books and records to the extent required by Law or necessary for Tax, accounting, litigation or other valid business purposes; (ii) a copy of any such books and records to the extent such books and records relate primarily but not exclusively to the Biologics SBU or the Products; (iii) records and files pertaining to BSBU Employees who do not become Hired Employees (if any); and (iv) all books, documents, records and files (Y) prepared in connection with or relating to the Transactions, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Products and the Biologics SBU, or (Z) maintained by Seller and/or its representatives, agents or licensees in connection with or relating to the Excluded Assets, (c) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded, and (d) Seller shall be entitled to redact from any such books and records any information that does not relate to the Biologics SBU or the Products.

“BSBU Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, owned or licensed by Seller and relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the items set forth on Schedule 1.1(j).

“BSBU Trade Dress” means the trade dress, package designs, Products inserts, labels, logos and associated artwork owned by, licensed to or otherwise held by Seller relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products or the packaging therefor, including as set forth on Schedule 1.1(k), but specifically excluding all Seller Marks used thereon.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

A-5	Annex 1.1 to Asset Purchase Agreement

“Buyer Indemnitees” has the meaning set forth in Section 11.2(a).

“Buyer Registration Transfer Letter” means a Buyer Registration Transfer Letter in a form to be negotiated in good faith by the Parties and mutually agreed and to be attached hereto as Exhibit 1.1(d).

“Buyer Shared Use Assets” means those assets identified in column B of Schedule 1.1(u) as “Buyer.”

“Capital Commitment” has the meaning set forth in Section 5.6.

“Centers” means the plasma centers identified on Schedule 4.12(b).

“Civacir” means Civacir (Hepatitis C Immune Globulin (Human)), a human hyperimmune polyclonal antibody product, manufactured from human plasma, that contains antibodies to Hepatitis C virus.

“Claims” means all claims, complaints, charges, actions, suits, proceedings, disputes and investigations.

“Closing” means the closing of the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory” has the meaning set forth in Section 2.8(b).

“Closing Inventory Statement” has the meaning set forth in Section 2.8(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 17, 2006, between Seller and Parent (including any amendments or supplements thereto).

“Contract Manufacturing Agreement” has the meaning set forth in Section 6.7(c).

“Contracts” means any and all rights and benefits under binding written commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements of any nature or description, whether oral or written.

“Control,” “Controlled,” or “Controlling” means, with respect to Intellectual Property, the ability of a Person (collectively with its Affiliate(s)), whether by ownership, license or otherwise, to grant a license or sublicense. With respect to any other property, “Control,” “Controlled,” or “Controlling” means the ability of a Person (collectively with its Affiliate(s)), directly or indirectly, to direct the use of, disposition of and access to such property

A-6	Annex 1.1 to Asset Purchase Agreement

“Corporate Shared Services Assets” means the Assets located at Seller’s Boca Raton Facility that are owned and used by Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the Biologics SBU and for other business units or activities of Seller, including the Assets set forth on Schedule 1.1(t). The Buyer Shared Use Assets, to the extent not split or segregated pursuant Section 6.7(d), or, to the extent split or segregated pursuant to Section 6.7(d) if agreed by the Parties to be owned by Buyer after the Effective Time, constitute Corporate Shared Services Assets.

“Crossover Lot” means a Product lot from which, as of the Effective Time, Seller has made at least one sale but that includes Finished Goods not yet sold.

“Crossover Products” means (i) Products included in a Crossover Lot or (ii) Products that otherwise cannot be reasonably determined as having been sold either by (A) Seller prior to the Effective Time or (B) Buyer following the Effective Time.

“Data Room” means the Internet-based electronic data room maintained by Merrill Corporation in connection with the Transaction.

“DCSS Employees” means those employees of Seller who perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the Biologics SBU and for other business units or activities of Seller and whom Buyer agrees to offer employment, as set forth on Schedule 1.1(f).

“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of Products, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, right of others, Claim, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge, encumbrance or other restriction or limitation of any nature whatsoever, other than (i) any licenses of Intellectual Property and (ii) Permitted Encumbrances.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to any applicable Environmental, Safety and Health Law by any Person (including any Governmental Authority) alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental, Safety and Health Law, (ii) violation of any environmental permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on or resulting from the presence, Release, or threatened Release into the environment, of any Hazardous Substances at any location, including any off-Site location to which Hazardous

A-7	Annex 1.1 to Asset Purchase Agreement

Substances or materials containing Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

“Environmental, Safety and Health Laws” means any and all applicable Laws that relate to protection of the environment, natural resource, and public health and safety, or the imposition of liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, Release, cleanup, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” Laws, and the Occupational Safety and Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic chemicals, and the state analogues thereto.

“Equitable Exceptions” has the meaning set forth in Section 4.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.6(b).

“Escrow Agent” has the meaning set forth in Section 2.6(b).

“Escrow Agreement” has the meaning set forth in Section 2.6(b).

“Escrow Amount” has the meaning set forth in Section 2.6(b).

“Exchange” means the NASDAQ Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” has the meaning set forth in Section 6.7(d).

“Excluded Corporate Shared Services Assets” means the Assets located in Seller’s offices and laboratories other than the Boca Raton, Facility or as set forth on Schedule 1.1(v), owned and used by Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions for business units or activities of Seller other than the Biologics SBU, wherever located, and by whomever possessed, and including the Seller’s minute books, stock records, corporate seals and other corporate governance or charter documentation. The Seller Shared Use Assets, to the extent not split or segregated pursuant Section 6.7(d), or, to the extent split or segregated pursuant to Section 6.7(d) if agreed by the

A-8	Annex 1.1 to Asset Purchase Agreement

Parties to be owned by Seller after the Effective Time, constitute Excluded Corporate Shared Services Assets.

“Excluded Intellectual Property” means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the StaphVax IP, the Seller Marks and all Patents and Patent applications of Seller) other than the BSBU Intellectual Property.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Products” means all rights, title and interest of Seller in and to, all products, treatments, therapies, or biopharmaceutical agents set forth on Schedule 1.1(l).

“Excluded Real Property” means the real property set forth on Schedule 1.1(m).

“Excluded Tax Liability” has the meaning set forth in Section 2.4(l).

“Execution Date” means the date set forth in the Preamble.

“Existing Obligations” means (i) the outstanding principal balance and all accrued and unpaid interest, fees, costs (including pre-payment costs, if any) and expenses under the Notes and (ii) any other secured third-party debt of Seller.

“Facilities” means the Centers and the BSBU Owned Real Property.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government (including the Medicare and Medicaid programs).

“Final Allocation” has the meaning set forth in Section 2.9(b).

“Finished Goods” means all Inventory of finished Products that is formulated, labeled, packaged or otherwise intended for sale or offer for sale as of the Effective Time and all work-in-progress ready for, or in, packaging or labeling, by Baxter.

“Fixed Assets” means Assets owned, leased or otherwise held by Seller and relating to, used in, or necessary for, the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products which are referred to as “property, plant and equipment,” and are tangible items that (a) are held for use or for a potential future use (reserve item) in the production or supply of goods and services, for lease to third parties or for administrative purposes (including research and development), and (b) are expected to be used during more than one accounting period, including land and buildings, motorized vehicles, furniture, office equipment, computers, fixtures and fittings, real property, plant and machinery, regardless of whether those items are accounted for as owned assets or as “finance lease assets.”

A-9	Annex 1.1 to Asset Purchase Agreement

“FSS” has the meaning set forth in Section 8.5(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any federal, national, provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental, Safety and Health Law, including petroleum or petroleum products (including crude oil) and any derivative or by-product thereof, natural gas, synthetic gas and any mixture thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs), lead, and toxic mold.

“Hired Employee” has the meaning set forth in Section 9.1(a).

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means the investigational new drug applications identified on Schedule 1.1(r), including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files with data pertaining to the foregoing in the possession of Seller as of the Effective Time, including any and all information, data, know-how, formulations, assays, goodwill, or Intellectual Property contained therein.

“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a).

“Inhibitex Arbitration” means that arbitration conducted under the Commercial Arbitration Rules of the American Arbitration Association, captioned “Nabi Biopharmaceuticals, Claimant and Inhibitex, Inc, Respondent, American Arbitration Association, Case No. 13 193 Y 01675 06” ( July 18, 2006), and the related Motion to Confirm the Arbitration Award (March 20, 2007) and Motion to Vacate Company’s Motion to Confirm the Arbitration Award, now captioned as Nabi Biopharmaceuticals v. Inhibitex, Inc. (No. 600898/07), Supreme Court of New York, County of New York.

“Insurance Policies” has the meaning set forth in Section 4.23(a).

“Intellectual Property” means intellectual property rights, including Trademarks, copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, know-how, confidential information, trade secrets, internet domain name registrations, logos, trade names and similar proprietary rights in confidential inventions, discoveries, analytic

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models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.

“Inventory” means all Finished Goods, all work-in-progress, intermediates and all raw materials or ingredients (including plasma) used or held for use by the Biologics SBU in connection with Products owned by Seller as of the Effective Time.

“Inventory Shortfall” has the meaning set forth in Section 2.8(e).

“IRS” means the Internal Revenue Service of the United States.

“IVIG” means Intravenous Immune Globulin, manufactured from non-specifically selected human plasma.

“Key Employees” means the employees of Seller set forth on Schedule 1.1(y).

“Knowledge” means, (i) with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(o) and (ii) with respect to Buyer, the actual knowledge of Gregor Schulz or Michael Ramroth.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, requirement, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, due or to become due, or absolute, contingent or otherwise, including any products liability.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Material Adverse Effect” means any change or effect that is materially adverse to the Biologics SBU or the Products taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates (including the pharmaceutical and blood-related products industries) or the manufacture or Distribution of Products (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (d) changes arising from the consummation of the Transactions

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or Other Transactions, or the announcement of the execution of, this Agreement, the Other Agreements or any agreement in connection with the Other Transactions, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, or (iii) any delays or cancellations of orders for Products or services, (e) any reduction in the price of Products in response to the reduction in price of comparable Products offered by a competitor or potential competitor, (f) any change in accounting practices or policies of Seller as required by GAAP, (g) any announcement, ruling or determination by any Governmental Authority with respect to the status of a pending BLA or other regulatory approval, (h) any changes in Law, (i) any pending or threatened Action under Antitrust Laws related to the Transactions, and (j) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement, the Other Agreements or at the request of Buyer.

“Material Contract” has the meaning set forth in Section 4.18.

“Medicaid” means the tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87; 42 U.S.C. 1396 et seq.).

“Medicaid Rebate Charges” means Rebate Charges requested pursuant to Medicaid.

“Medicaid Rebate Charges Reserve” means the amount set forth on the balance sheet of Seller filed most recently with the SEC prior to the Effective Time as a reserve against Medicaid Rebate Charges, “rolled forward” until the Effective Date in accordance with GAAP as consistently applied by Seller and using the same methodology as used in the most recently filed audited balance sheet.

“Mini-Claim Deductible” has the meaning set forth in Section 11.2(b).

“Minimum Inventory” has the meaning set forth in Section 2.8(a).

“Nabi-HB” means Hepatitis B Immune Globulin (Human), a human polyclonal product, manufactured from human plasma, indicated to prevent Hepatitis B infection following exposure to Hepatitis B virus.

“NDC” means the “National Drug Code”, which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical products.

“Notes” means those certain 2.875% convertible senior notes issued April 19, 2005 and the terms of the related indenture.

“Notice of Superior Transaction” has the meaning set forth in Section 10.1(b)(ii).

“Ordinary Course of Business” means the ordinary course of business of the Biologics SBU, as conducted by Seller since January 1, 2007, consistent with past custom and practice.

“Other Agreements” means, collectively, the Assignment of BSBU Intellectual Property, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services

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Agreement, the Contract Manufacturing Agreement, the Right of First Refusal Agreement, the Trademark License Agreement and the Escrow Agreement.

“Other Transactions” means, with respect to Seller (excluding the transfer of Purchased Assets contemplated by this Agreement), (a) any merger, consolidation, recapitalization or other direct or indirect business combination involving Seller, (b) the issuance or acquisition of shares of capital stock or other equity securities of Seller, (c) any tender or exchange offer for the capital stock or other equity securities of Seller, (d) any dividend or distribution by Seller to Seller’s stockholders, or (e) the acquisition, license, purchase or other disposition of any material portion of the Assets (other than the Purchased Assets) of Seller or any Subsidiary of Seller outside the Ordinary Course of Business.

“Outside Date” has the meaning set forth in Section 10.1(a)(ii).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means United States and non-United States patents, patent applications, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing).

“PDUFA” means Prescription Drug User Fee Act, which allows the FDA to collect fees from drug manufacturers to fund the drug approval process.

“PEI” means the Paul-Ehrlich-Institut.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) all Encumbrances that would be reflected in title insurance policies with respect to the BSBU Owned Real Property as of the Execution Date, and (d) Encumbrances listed on Schedule 1.1(p).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“PhosLo APA” means that certain Asset Purchase Agreement, dated as of October 11, 2006, by and between Seller and Fresenius USA Manufacturing, Inc. (including any amendments or supplements thereto).

“Plan” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans,

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contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, director, officer, shareholder, member, manager, consultant, or independent contractor of Biologics SBU and, in the case of (i) – (iii), pursuant to which Seller or any ERISA Affiliate has any obligation to make any payments or contributions or pursuant to which Seller or any ERISA Affiliate may otherwise have any liability (including any such plan or arrangement formerly maintained by Seller or any ERISA Affiliate).

“Potential Acquirer” has the meaning set forth in Section 6.6(b).

“Products” means Civacir, Nabi-HB, AltaStaph, IVIG and Anti-D.

“Promotional Materials” means the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays) and videos, including materials containing post-marketing clinical data, if any, reasonably necessary for the commercialization of Products (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) and relating to Products.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property” has the meaning set forth in Section 4.12(b).

“Rebate and Wholesaler Charges Reserve” means the amount set forth on the balance sheet of Seller filed most recently with the SEC prior to the Effective Time as a reserve against Rebate Charges and Wholesaler Charges other than Medicaid Rebate Charges, rolled forward until the Effective Date in accordance with GAAP as consistently applied by Seller and using the same methodology as used in the most recently filed audited balance sheet.

“Rebate Charges” means amounts claimed by or under, or in respect of, Medicaid, state rebate programs, pharmaceutical benefit management organizations, managed care organizations, and other Persons as rebates under Contracts between such parties and Seller or Buyer, as the context requires.

“Registrations” means the regulatory approvals, authorizations, licenses, applications, agreements, franchises, certificates, applications, consents, confirmations, orders, waivers permits, BLAs, INDs and other permissions held by Seller relating to the Products and the Biologics SBU issued by Governmental Authorities, and including those under the regulations of the FDA Form 483 Letters and FDA Warning Letters, including those set forth on Schedule 1.1(r).

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“Regulatory Correspondence” has the meaning set forth in Section 4.17(g).

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.

“Required Consents” has the meaning set forth in Section 3.2(a)(iv).

“Required Registrations” has the meaning set forth in Section 4.17(a).

“Required Seller Stockholders” means the approval of the holders of a majority of the outstanding shares of Seller’s voting stock.

“Retained Information” means any and all books and records prepared and maintained by Seller in connection with the Purchased Assets and the Biologics SBU, including all regulatory files (including correspondence with regulatory authorities), research data, marketing data, laboratory books, batch records, Product complaint records and stability studies, that relate to, are used in or are necessary for the Purchased Assets; provided, however, that to the extent any such information relates to both Purchased Assets and Excluded Assets, each Party shall have appropriate rights of access thereto.

“Return Policy” means Seller’s return policy as set forth as Schedule 4.28.

“Right of First Refusal Agreement” has the meaning set forth in Section 8.11.

“Rights Agreement” means that certain Rights Agreement, dated as of August 1, 1997, by and between Seller and Registrar and Transfer Company, as Rights Agent, including any amendments or supplements thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Account” means a bank account in the United States to be designated by Seller in a written notice to Buyer at least three (3) Business Days before the Closing.

“Seller Indemnitees” has the meaning set forth in Section 11.3.

“Seller Marks” means the Trademarks, housemarks, tradenames, and trade dress owned or used by Seller, whether or not registered, set forth on Schedule 1.1(s).

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“Seller Plan” means all Plans under which any current or former BSBU Employee or DCSS Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or as to which Seller or any of its ERISA Affiliates has any Liability.

“Seller Recommendation” means the recommendation of the board of directors of Seller that the board of directors of Seller has determined that the Transactions are expedient and in the best interests of Seller.

“Seller Registration Transfer Letter” means a Seller Registration Transfer Letter in a form to be negotiated in good faith by the Parties and mutually agreed and to be attached hereto as Exhibit 1.1(e).

“Seller Shared Use Assets” means those assets identified in column B of Schedule 1.1(u) as “Seller.”

“Seller Stockholders’ Meeting” has the meaning set forth in Section 6.5(c).

“Seller’s 401(k) Plan” has the meaning set forth in Section 9.2(a).

“Seller’s SEC Filings” means all forms, reports and other documents required to be filed by Seller under the Securities Act or Exchange Act, as the case may be since and including January 1, 2004.

“Shared Use Assets” has the meaning set forth in Section 6.7(d).

“Site” means any of the Real Properties owned, leased or operated by Seller and relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including all soil, subsoil, surface waters and groundwater thereat.

“StaphVAX” means polysaccharide conjugate vaccine based on patented technology that Seller has licensed on an exclusive basis from the Public Health Service / National Institute of Health, the development of which has been advanced by Seller for use in patients who are at high risk of S. aureus infection and who are able to respond to a vaccine by producing their own antibodies.

“StaphVAX IP” means the Intellectual Property described on Schedule 1.1(w), relating to the Right of First Refusal Agreement.

“Straddle Period” has the meaning set forth in Section 8.9(c).

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities Controlled by such Person.

“Superior Transaction” means any Alternative Transaction that (i) if consummated would result in the acquisition, directly or indirectly, by any Person (other than Buyer) of at least

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fifty percent (50%) of the shares of capital stock or other voting equity securities of Seller, whether by stock purchase, merger or otherwise, or of the assets of Seller, (ii) is on terms that the board of directors of Seller has determined in its good faith judgment (after consultation with Seller’s outside financial advisor and outside counsel) are more favorable to Seller than this Agreement and (iii) which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside financial advisor and outside counsel) is reasonably capable of being consummated.

“Tax” or “Taxes” means any and all (i) taxes, assessments, levies, tariffs, duties, fees or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, production, capital stock, real or personal property, sales, use, transfer, value added, ad valorem, employment or unemployment, social security, disability, payroll, alternative or add-on minimum, turnover, leasing, fuel, excess profits, interest equalization, severance, customs, excise, stamp, environmental, commercial rent or withholding taxes, (ii) unclaimed property, abandoned property or escheat taxes, liabilities, or other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, (iii) amounts described in clauses (i) and (ii) above that are liabilities of a consolidated, combined, affiliated or unitary group and for which the relevant party is liable under Section 1.502-6 of the Treasury Regulations, or under any other relevant Law or applicable rule imposing joint and/or several liability for such amounts and (iv) amounts described in clauses (i), (ii) or (iii) above for which the relevant party is liable pursuant to any tax sharing, tax indemnification or other similar agreement.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to, or relating to, Taxes, including attachments thereto and amendments thereof.

“Third-Party Claim” has the meaning set forth in Section 11.7(a).

“Title Company” has the meaning set forth in Section 3.2.

“Title Policies” has the meaning set forth in Section 3.2.

“Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement and the Other Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Transactions (including

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recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transition Services Agreement” has the meaning set forth in Section 6.7(b).

“Treasury Regulations” means the U.S. federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, when appropriate, the corresponding successor provision.

“Wholesaler Charges” means amounts claimed by wholesalers of the Products as chargebacks or returns to the wholesaler under contracts between group purchasing organizations, FSS, including FSS contract-related Industrial Funding Fee payments and FSS-contract related chargebacks, and the Public Health Service (collectively, “GPOs”) and Seller and amounts claimed by GPOs as administrative or marketing fees under contracts between GPOs and Seller.

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